Filed Pursuant to Rule 424(b)(3)

Registration No. 333-204905

Prospectus Supplement No. 51

(To Prospectus dated October 14, 2015)

4,000,000 shares of common stock issuable
upon the exercise of the 4,000,000
outstanding Class A warrants

This prospectus supplement No. 51 supplements the prospectus dated October 14, 2015 filed pursuant to Rule 424(b)(4) by Cerecor Inc. (the “Company” or “we”), as supplemented by the prospectus supplement No. 1 dated October 20, 2015, the prospectus supplement No. 2 dated November 13, 2015, the prospectus supplement No. 3 dated November 23, 2015, the prospectus supplement No. 4 dated December 17, 2015, the prospectus supplement No. 5 dated December 21, 2015, the prospectus supplement No. 6 dated December 29, 2015, the prospectus supplement No. 7 dated January 5, 2016, the prospectus supplement No. 8 dated January 12, 2016, the prospectus supplement No. 9 dated January 19, 2016, the prospectus supplement No. 10 dated February 2, 2016, the prospectus supplement No. 11 dated April 11, 2016, the prospectus supplement No. 12 dated May 25, 2016, the prospectus supplement No. 13 dated May 26, 2016, the prospectus supplement No. 14 dated May 26, 2016, the prospectus supplement No. 15 dated July 20, 2016, the prospectus supplement No. 16 dated August 15, 2016, the prospectus supplement No. 17 dated August 29, 2016, the prospectus supplement No. 18 dated September 6, 2016, the prospectus supplement No. 19 dated September 12, 2016, the prospectus supplement No. 20 dated September 21, 2016, the prospectus supplement No. 21 dated September 26, 2016, the prospectus supplement No. 22 dated November 8, 2016, the prospectus supplement No. 23 dated November 29, 2016, the prospectus supplement No. 24 dated December 5, 2016, the prospectus supplement No. 25 dated January 20, 2017, the prospectus supplement No. 26 dated January 27, 2017, the prospectus supplement No. 27 dated January 30, 2017, the prospectus supplement No. 28 dated March 2, 2017, the prospectus supplement No. 29 dated March 13, 2017, the prospectus supplement No. 30 dated March 15, 2017, the prospectus supplement No. 31 dated May 9, 2017, the prospectus supplement No. 32 dated July 7, 2017, the prospectus supplement No. 33 dated July 7, 2017, the prospectus supplement No. 34 dated August 14, 2017, the prospectus supplement No. 35 dated August 14, 2017, the prospectus supplement No. 36 dated August 25, 2017, the prospectus supplement No. 37 dated October 17, 2017,  the prospectus supplement No. 38 dated October 20, 2017 the prospectus supplement No. 39 dated November 6, 2017, the prospectus supplement No. 40 dated November 17, 2017, the prospectus supplement No. 41 dated February 12, 2018, the prospectus supplement No. 42 dated February 23, 2018, the prospectus supplement No. 43 dated April 2, 2018, the prospectus supplement No. 44 dated April 2, 2018, the prospectus supplement No. 45 dated May 11, 2018, the prospectus supplement No. 46 dated May 21, 2018, the prospectus supplement No. 47 dated May 25, 2018, the prospectus supplement No. 48 dated July 16, 2018, the prospectus supplement No. 49 dated July 27, 2018 and the prospectus supplement No. 50 dated August 9, 2018, each filed pursuant to Rule 424(b)(3) by the Company (collectively, the “Prospectus”).  Pursuant to the Prospectus, this prospectus supplement relates to the continuous offering of 4,000,000 shares of common stock underlying our Class A warrants.  Each warrant was a component of a unit that we issued in our initial public offering, which closed on October 20, 2015.  The components of the units began to trade separately on November 13, 2015.  Each Class A warrant became exercisable on the date when the units detached and the components began to trade separately and will expire on October 20, 2018, or earlier upon redemption.

This prospectus supplement incorporates into our Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on September 26, 2018.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock and the Class A warrants are traded on The NASDAQ Capital Market under the symbols “CERC,” and “CERCW,” respectively.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 16 OF THE PROSPECTUS

FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 26, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2018

CERECOR INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)

400 E. Pratt Street, Suite 606, Baltimore, Maryland 21202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement.

On September 24, 2018, Cerecor Inc. (the “Company”) entered into, and subsequently consummated the transactions contemplated by, an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, ITX Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Second ITX Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Ichorion Therapeutics, Inc., a Delaware corporation (“Ichorion”) and a Holders’ Representative, providing for the merger of Ichorion with the Company (the “Merger”), with Ichorion surviving as a wholly owned subsidiary of the Company.  The consideration for the Merger at closing consists of 5,798,735 shares of the Company’s Common Stock, par value $0.001 per share, as adjusted for Estimated Working Capital.  Consideration for the Merger included certain development milestones in the future worth up to an additional $15,000,000, payable either in shares of Company Common Stock or in cash.  Capitalized terms not defined herein are defined in the Merger Agreement.

The Merger Agreement includes customary representations, warranties and covenants of the Company, ITX, Ichorion and the Holders’ Representative, including provisions that require the Company to indemnify Ichorion and the Holders for losses resulting from any breach by the Company of its representations, warranties or covenants in the Merger Agreement.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement contains representations and warranties that the parties made to, and are solely for the benefit of, each other. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were made only as of the date of the Merger Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 25, 2018, upon satisfying the closing conditions of the Merger Agreement described in Item 1.01, the Company, Ichorion and the Holders’ Representative completed the transactions contemplated thereby. The information disclosed in response to Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The issuance of shares of the Company’s common stock pursuant to the Merger Agreement, as described in Item 1.01, was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act because such issuance does not involve a public offering. The information disclosed in response to Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 25, 2018, the Company issued press releases announcing the signing of the Merger Agreement described above in Item 1.01. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the

2

Exchange Act, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(a)                                 Financial Statements of Businesses Acquired.

To the extent required, the Company intends to file the financial statements required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the required filing date for this Current Report on Form 8-K.

(b)                                 Pro Forma Financial Information.

To the extent required, the Company intends to file the pro forma financial information required by Item 9.01(b) as an amendment to this Current Report on Form 8-K no later than 71 days after the required filing date for this Current Report on Form 8-K.

(d)                                 Exhibits.

Exhibit No.	Description

2.1*

Agreement and Plan of Merger, dated September 24, 2018, by and among Cerecor Inc., ITX Merger Sub, Inc., a direct wholly owned subsidiary of Cerecor Inc., Ichorion Therapeutics, Inc., and Holders’ Representative.

99.1	Press release, dated September 25, 2018, entitled “Cerecor to Acquire Ichorion Therapeutics.”

*                                         The schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any schedule omitted from the Agreement and Plan of Merger to the SEC upon request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERECOR INC.

Date: September 26, 2018	/s/ Joseph M. Miller
Joseph M. Miller
Chief Financial Officer

4

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

CERECOR, INC.,

ITX MERGER SUB, INC.,

SECOND ITX MERGER SUB, LLC,

ICHORION THERAPEUTICS, INC.,

and

DAVID MAIZENBERG,

as Holders’ Representative

September 24, 2018

i

Continued

Continued

Continued

Page

EXHIBIT

Exhibit A	Form of Support Agreement
Exhibit B	Form of Restrictive Covenant Agreement
Exhibit C-1	Form of First Certificate of Merger
Exhibit C-2	Form of Second Certificate of Merger
Exhibit D	Form of Option Cancellation Agreement
Exhibit E	Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 24, 2018, by and among Cerecor, Inc., a Delaware corporation (“Parent”), ITX Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), Second ITX Merger Sub, LLC, a Delaware limited liability company (“Merger Sub II” and together with Merger Sub I, “Merger Subs”), Ichorion Therapeutics, Inc., a Delaware corporation (the “Company”) and David Maizenberg, as Holders’ Representative.  Each of Parent, Merger Sub I, Merger Sub II, the Company and Holders’ Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Company, Parent and Merger Sub I intend to effect a merger of Merger Sub I with and into the Company pursuant to which the Company would become a wholly owned subsidiary of Parent (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), and as part of the same overall transaction, the Company would then merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLC”);

WHEREAS, the board of directors of the Company has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and resolved to recommend the adoption of this Agreement and the transactions contemplated by this Agreement to its stockholders, in accordance with the DGCL and the DLLC and upon the terms and subject to the conditions set forth herein;

WHEREAS, it is intended, to the extent the Mergers are eligible for such treatment, that for United States federal income tax purposes (i) the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement will constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3 and (iii) Parent, Merger Sub I and the Company will each be a “party to the reorganization” under Section 368(b) of the Code;

WHEREAS, the respective board of directors of Parent and Merger Sub I and the sole member of Merger Sub II have each approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, in accordance with the DGCL and DLLC and upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub I to enter into this Agreement, certain Holders holding at least ninety five percent (95%) of the Company Capital Stock have executed and delivered to Parent (a) a support agreement in the form attached hereto as Exhibit A (each such executed agreement, a “Support Agreement” and collectively, the “Support Agreements”), and (b) a restrictive covenant agreement in the form attached hereto as Exhibit B (each such executed agreement, a “Restrictive Covenant Agreement” and collectively, the “Restrictive Covenant Agreements”);

WHEREAS, after execution of this Agreement, but prior to the Closing, the Company will solicit the Required Stockholder Approval pursuant to the DGCL; and

WHEREAS, as an inducement to the Parent to enter into this Agreement and to consummate the transactions contemplated hereby, without which the Parent would not have entered into this Agreement or consummated the transactions contemplated hereby, the Parties agree to provide the rights and be subject to the obligations and restrictions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I:  DEFINITIONS

Section 1.1                                   Defined Terms.  The following terms have the following meanings in this Agreement:

“Accounting Firm” has the meaning set forth in Section 2.14.3.

“Accounting Methodology” means in accordance with GAAP and otherwise consistent with the accounting methods, practices and procedures used to prepare the Unaudited Financial Statements.

“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation) and any written notice of violation, notice of potential responsibility or any notice alleging liability.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Company Stock” means the sum of (i) the aggregate number of shares of Company Capital Stock (on an as converted to Company Common Stock basis) that are issued and outstanding as of immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.7.3) and (ii) the total number of shares of Company Common Stock that are issuable upon the exercise of all Company Vested Options that are not Out-of-the-Money Company Option outstanding as of immediately prior to the Effective Time.

“Aggregate Exercise Amount” shall mean the aggregate exercise price of all Company Vested Options that are not Out-of-the-Money Company Option outstanding as of immediately prior to the Effective Time.

“Average Parent Stock Price” means the average closing price of Parent Common Stock on the Nasdaq Capital Market for the 30 consecutive trading days prior to the date two Business Days prior to the applicable reference date.

“Base Merger Consideration” means 5,500,000 shares of Parent Common Stock.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or required by Law or order to remain closed.

“Cap Amount” means an amount equal to 20 % of the Total Merger Consideration actually paid to Holders hereunder.  For purposes of this definition, Parent Common Stock will have a deemed value equal to the Average Parent Stock Price as of the Closing Date.

“Cash” the fair market value of all cash and cash equivalents held by the Company, determined in accordance with the Accounting Methodology.

“CERCLA” is defined within the definition of “Environmental Laws” below.

“Certificate” means a certificate representing shares of the Company Capital Stock.

“Change of Control Payment” means (a) any bonus, severance or other payment that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, Employee or Consultant, including pursuant to an employment agreement, Plan or any other Contract, and (b) without duplication of any other amounts included within the definition of Company Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in each case of each of (a) and (b) as a result of, in connection with the execution and delivery of the Agreement or any other Transaction Agreement or the consummation of the Transactions (including the Mergers).  For the avoidance of doubt, Change of Control Payments shall not include Taxes.

“Charter Documents” means, with respect to any entity, the articles of incorporation and bylaws or similar organizational documents of such entity.

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment Shares” means the number of shares of Parent Common Stock equal to the quotient of (a) (i) the Cash, minus (ii) the Company Debt, minus (iii) the Company Transaction Expenses unpaid as of the Closing, minus (iv) the Holders’ Representative Expenses Amount, plus or minus (v) the Working Capital Adjustment, as applicable, divided by (b) the Average Parent Stock Price as of the Closing Date.  For purposes of this definition, the foregoing clauses (i) through (v) and the individual elements thereof, as applicable, will be determined in accordance with the Accounting Methodology.  The Closing Adjustment Shares may be a positive or negative number.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Merger Consideration” means the number of shares of Parent Common Stock equal to (a) the Base Merger Consideration plus or minus (b) the Closing Adjustment Shares, as applicable.

“Closing Statement” has the meaning set forth in Section 2.8.

“Closing Working Capital” means as of the 11:59 p.m. on the day before the Closing (except with respect to Taxes, which shall be calculated as of close of business on the Effective Date) and as determined in good faith and in accordance with the Accounting Methodology: (i) the total current assets of the Company less (ii) the total current liabilities of the Company.

“Code” means the United States Internal Revenue Code.

“Commercially Reasonable Efforts” means, with respect to the performance of development with respect to the Products, the carrying out of such activities using active, diligent and good faith efforts and expending resources commensurate with the efforts and resources that a company similarly situated to Parent would devote to a product of similar potential to the Products and having similar commercial advantages and disadvantages as the Products, taking into account all relevant commercial factors, including: (1) the intellectual property landscape and level of intellectual property exclusivity available for the product, (2) technical, scientific and clinical results and developments, (3) the competitive landscape and maturity of the marketplace, (4) the regulatory framework and hurdles, (5) pricing, (6) cost of goods, and (7) all other similarly relevant commercial factors.

“Company Capital Stock” means the outstanding shares of the Company Common Stock and the outstanding shares of Company Preferred Stock.

“Company Common Stock” means the common stock of the Company, par value $0.00001 per share.

“Company Debt” means, as at any time with respect to the Company, without duplication, all Liabilities, including all obligations with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (a) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (b) indebtedness issued in exchange for or in substitution for borrowed money, (c) obligations for the deferred purchase price of property, goods or services (other than trade payables incurred in the Ordinary Course of Business), (d) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or any Contract, (e) all liabilities under leases that are required to be capitalized in accordance with GAAP, (f) all obligations, contingent or otherwise, in respect of letters of credit, performance bonds and banker’s acceptance or similar credit transactions, (g) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contact is terminated at Closing and (h) guarantees of the types of obligations described in sub clauses (a) though (g) above, in each case, incurred by or otherwise outstanding in the name of the Company on or prior to the Closing Date.  For the avoidance of doubt, Company Debt shall not include Taxes.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or used by the Company in connection with the business of the Company as currently conducted or as proposed to be conducted.

“Company Material Adverse Effect” means, with respect to the Company, any fact, condition, event, change, circumstance or effect that, individually or in the aggregate with all other facts, conditions, changes, circumstances and effects with respect to which such defined term is used in this Agreement, is, or could reasonably be expected to become, materially adverse to (a) the business, assets, operations, results of operations or condition (financial or otherwise) or prospects of the Company, or (b) the Company’s ability to, in a timely manner, perform its obligations under the Transaction Agreements to which it is a party, or to consummate the Transactions (including the Mergers) under such Transaction Agreements; provided, however, that any determination of whether there has been a Material Adverse Effect will not include any effect, change, event, occurrence or state of facts, directly or indirectly, arising out of attributable to: (i) general economic or political conditions, (ii) conditions that generally affect the industry in which the Company operates so long as the Company is not disproportionately affected thereby relative to other participants in such industry, (iii) any changes in financial or securities markets in general, (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (v) that results from the taking of any action specifically required to be taken by this Agreement, (vi) any changes in applicable Laws or accounting rules, including GAAP, or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement.

“Company Option” means an outstanding option granted pursuant to, or outside of, any Company Option Plan and any other option or other right (including any commitment to grant options or other rights) to purchase or otherwise acquire Company Capital Stock, whether or not vested or exercisable.

“Company Option Plan” means the Company’s 2017 Equity Incentive Plan.

“Company Plans” means (a) “employee benefit plans” (as defined in Section 3(3) of ERISA, as amended), (b) individual employment, consulting, change in control, severance or other agreements or arrangements and (c) other benefit plans, policies, agreements or arrangements, including bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, profit sharing, change in control, severance, pension, retirement, welfare, sick leave, vacation, loans, salary continuation, health, dental, disability, flexible spending account, service award, fringe benefit, life insurance and educational assistance plan, policies, agreements or arrangements, whether written or oral, under which any Employee, Consultant or director of the Company participates and which is maintained, contributed to or participated in by the Company, or with respect to which the Company has any obligation or liability, contingent or otherwise.

“Company Preferred Stock” means the Series Seed-1 Preferred Stock of the Company, par value $0.00001 per share and the Series Seed-2 Preferred Stock of the Company, par value $0.00001 per share.

“Company Registrations” has the meaning set forth in Section 3.15.1.

“Company Technology” means any and all Technology that is owned by the Company or used in connection with the business of the Company as currently conducted.

“Company Transaction Expenses” means an amount equal to (ii) the aggregate fees and expenses payable or reimbursable by the Company to third parties in connection with negotiation, entering into and consummation of this Agreement and the Transactions including the Mergers, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and others advisors engaged by the Company in connection with the Mergers and (ii) all Change of Control Payments.  For the avoidance of doubt, Company Transaction Expenses shall not include Taxes.

“Company Unvested Options” means any Company Options that are not Company Vested Options.

“Company Vested Options” means any Company Options that are vested, unexpired, unexercised and outstanding as of immediately prior to the Effective Time (including any Company Option the vesting of which accelerates in connection with the Mergers, whether alone or in conjunction with any other event).  For purposes of clarification, for any outstanding awards of Company Options that are partially vested, only the vested portion of such grants shall be considered Company Vested Options, and the unvested portions of such grants shall be considered Company Unvested Options.

“Confidentiality Agreement” means the Confidential Disclosure Agreement dated as of August 17, 2018, between Parent and the Company as it may be amended from time to time.

“Conflict” has the meaning set forth in Section 3.2.4.

“Consultant” means any individual consultant or independent contractor or director (who is not an Employee) of the Company.

“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, understanding, arrangement, instrument or course of dealing (in each case, as applicable, whether written or oral) that is legally binding.

“Deductible” means $100,000.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLC” has the meaning set forth in the Recitals.

“Dissenting Shares” means shares of Company Capital Stock held by a holder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under the DGCL.

“DR Plans” means the Company’s disaster recovery and business continuity plans.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” has the meaning set forth in Section 2.3.1.

“Employee” has the meaning set forth in Section 2.8.9.

“Employment Agreements” means, collectively, the employment agreements entered into by Parent, on the one hand, and each of Patrick J. Crutcher and Stephen Thomas, on the other hand.

“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.  § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C.  § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.  § 6901 et seq.), the Clean Water Act (33 U.S.C.  § 1251 et seq.), the Clean Air Act (42 U.S.C.  § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C.  § 300f et seq.), the Toxic Substances Control Act (15 U.S.C.  § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.  § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C.  § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, liens, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Action, claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or administrative regulation, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Merger Consideration” has the meaning set forth in Section 2.8.1.

“Expiration Date” means the date that is the one-year anniversary of the Closing Date.

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“FD&C Act” means the Federal Food Drug, and Cosmetic Act, as amended.

“Final Closing Merger Consideration” has the meaning set forth in Section 2.14.1.

“Final Working Capital” has the meaning set forth in Section 2.14.1.

“Final Working Capital Adjustment” has the meaning set forth in Section 2.14.1.

“First-Step Surviving Company” has the meaning set forth in Section 2.1.

“GAAP” means the generally accepted accounting principles in the United States.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state-controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) international or multinational organization formed by states or governments, (f) organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C.  288 of 1945), as amended and the rules and regulations promulgated thereunder or (g) other body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority or taxing authority.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“Holder” means any Stockholder and any holder of Company Vested Options that are not Out-of-the-Money Company Options, in each case as of immediately prior to the Effective Time.

“Holder Indemnified Persons” means the Holders and their respective directors, officers, employees, Affiliates, agents, successors and assigns.

“Holder Indemnifying Parties” means the Company and the Holders, as applicable.

“Holders’ Representative Expenses” means the loss, liability or expense of any nature incurred by Holders’ Representative arising out of or in connection with the administration of its duties as Holders’ Representative, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense is caused by such Holders’ Representative’s willful misconduct or gross negligence.

“Indemnification Sharing Percentage” means, with respect to each Holder, the percentage of the number of Aggregate Company Stock held by all Holders as a group that is held by such Holder prior to the Effective Time.

“Indemnified Person” means a Parent Indemnified Person or a Holder Indemnified Person, as applicable.

“Indemnifying Party” means Holders’ Representative (on behalf of the Holder Indemnifying Parties) or Parent, as applicable.

“Information System” means software, hardware, computer and telecommunications equipment and other information technology and related services.

“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including (a) patents, industrial designs, copyrights, mask work rights, trade secrets, database rights and all other proprietary rights in Technology; (b) trademarks, trade names, service marks, service names, brands, trade dress, logos and other indicia of origin and the goodwill and activities associated therewith; (c) domain names, rights of privacy and publicity and moral rights; (d) any and all registrations, applications, recordings, licenses, common-law rights and contractual rights relating to any of the foregoing; and (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“IP Contracts” has the meaning set forth in Section 3.15.4.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to the Company, the actual knowledge of Patrick J. Crutcher and Stephen Thomas including the knowledge such individuals would reasonably be expected to have after reasonable inquiry with respect to the subject matter so qualified with Knowledge and (b) with respect to Parent, the actual knowledge of its officers and directors including the knowledge such individuals would reasonably be expected to have after reasonable inquiry with respect to the subject matter so qualified with Knowledge.

“Law” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation or any Order or any Permit granted under any of the foregoing or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of, or any Action against, such Person, whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“License” means a license of any of the Company’s Intellectual Property Rights or any other assets or property, all of which licenses are set forth on Section 3.13 of the Schedule of Exceptions.

“Lien” means any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.

“Loss” means, with respect to any Person, any Action, cost, damage, expense, Liability, loss, injury, deficiency, Tax, settlement, including interest, penalties, fees, fines, reasonable legal, accounting and other professional fees and reasonable expenses incurred in the investigation, collection, prosecution, determination and defense of such Losses (including, in each case, in connection with the enforcement of any claim for indemnification hereunder), that is incurred or suffered by such Person.

“Material Contracts” has the meaning set forth in Section 3.12.

“Milestone Payment(s)” has the meaning set forth in Section 2.13.

“Nonqualified Deferred Compensation Plan” has the meaning given such term in Section 409A(d)(1) of the Code.

“Order” means any Law, order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past practice.

“Out-of-the-Money Company Option” means each Company Option having an exercise price per share equal to or greater than the Per Share Consideration applicable to a share of Company Common Stock.

“Parent Balance Sheet” has the meaning set forth in Section 4.1.3(c).

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Indemnified Persons” means the Surviving Company, Parent, Merger Sub I, Merger Sub II and their Affiliates and each of their respective equity holders, directors, officers, employees, agents, successors and assigns.

“Parent Option Plan” means, collectively, the Cerecor Inc. 2016 Equity Incentive Plan, the Cerecor, Inc. 2015 Omnibus Incentive Compensation Plan, and the Cerecor, Inc. 2011 Stock Incentive Plan.

“Parent Preferred Stock” means the preferred stock of Parent, par value $0.001 per share.

“Per Share Consideration” means the quotient, expressed in shares of Parent Common Stock, of (a) the sum of (i) the Estimated Closing Merger Consideration, plus (ii) the Aggregate Exercise Amount, divided by the Average Parent Stock Price as of the Closing Date, divided by (b) the Aggregate Company Stock.

“Permit” means any permit, license, franchise, certificate, approval, registration, notification or authorization from any Governmental Authority, or required by any Governmental Authority to be obtained, maintained or filed.

“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority.

“Personal Data” means any information collected or used by the Company (including such Personal Data collected by the Company (if any) from visitors who use the Company’s website(s)) that can be used to specifically identify a natural person (including but not limited to name, address, telephone number, electronic mail address, social security number or other government-issued number, bank account number or credit card number) and any special categories of personal information regulated under or covered under any applicable Law.

“Post-Closing Statement” has the meaning set forth in Section 2.14.1.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Effective Date and (b) with respect to a Straddle Period, any portion thereof ending on the Effective Date.

“Pre-Closing Taxes” means: (a) all Taxes imposed on the Company for Pre-Closing Tax Periods; (b) any Transfer Taxes required to be paid by the Holders pursuant to Section 5.8.8, and (c) any liability of the Company for the Taxes of another Person (i) as a result of the Company being (or having been) on or prior to the Closing Date a member of an affiliated, consolidated, combined, unitary, aggregate or similar group; or (ii) as a transferee or successor, by contract (other than Ordinary Commercial Agreement) or otherwise pursuant to applicable Law, which Taxes result from any event or transaction occurring on or prior to the Closing Date. Notwithstanding the foregoing, Pre-Closing Taxes shall not include (A) any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), (B) any Taxes taken into account in Closing Working Capital and (C) any Taxes incurred on the Closing Date after the Closing as a result of an action taken outside of the ordinary course of business.

“Product” means any compound or molecule that is claimed in a Company Registration or was identified or generated by the Company prior to the Closing Date.

“Public Software” means any software that is (i) distributed as free software or as open source software (e.g., Linux), or (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company Intellectual Property Rights through any means, (iii)  licensed or distributed under any Public Software License or under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and the Beer-Ware Public Software Licenses or any similar licenses, (iv) a public domain dedication or (v) derived from in any manner (in whole or in part), links to, relies on, is distributed with, incorporates or contains any software described in (i) through (iv) above.

“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any of the following (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the Apache License; and (viii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website.

“Related Party” means (a) any current or former director (or nominee), officer or employee of the Company, (b) any five percent or greater Stockholder of the Company or five percent or greater holder of the Company Options (calculated on an as-converted to Company Common Stock basis) and (c) any relative, spouse, officer, director or Affiliate of any of the foregoing Persons.

“Related Party Transaction” has the meaning set forth in Section 3.17.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Representatives” means, with respect to any Person, the officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.

“Required Stockholder Approval” means the affirmative vote to adopt this Agreement and approve the First Merger and the other transactions contemplated hereby by (i) Opaleye, L.P.; and (ii) a majority of the votes represented by all outstanding shares of Company Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis, in each case pursuant to the DGCL.

“Restrictive Covenant Agreement(s)” has the meaning set forth in the Recitals.

“Securities Act” means The Securities Act of 1933, as amended.

“Second Effective Time” has the meaning set forth in Section 2.3.2.

“Stockholder Agreements” means, collectively, that certain Stock Investment Agreement between the Company and Opaleye, L.P. dated August 24, 2017, those certain Stock Subscription Agreements by and between the Company and each of Patrick Crutcher, Stephen Thomas and David Maizenberg, dated July 11, 2017 and those certain Stock Vesting Agreements by and between the Company and each of Patrick Crutcher, Stephen Thomas and David Maizenberg, dated August 24, 2017.

“Stockholders” means the holders of Company Capital Stock.

“Stockholder Written Consent(s)” means written consent(s) from the Stockholders constituted the Required Stockholder Approval.

“Straddle Period” has the meaning set forth in Section 5.8.2.

“Subsidiary” means, when used with respect to any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such entity or one or more Subsidiaries of such entity or by such party and one or more Subsidiaries of such party.

“Surviving Company” has the meaning set forth in Section 2.1.

“Target Working Capital” means $0.

“Tax” or “Taxes” means (a) any or all federal, state, local or foreign taxes, charges, fees, customs duties, imposts, levies or other assessments in the nature of taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (b) any or all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of contract (other than an Ordinary Commercial Agreement), transferee liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law).

“Tax Returns” means with respect to Taxes any return, report, claim for refund, estimate, information return or statement, declaration of estimated tax or other similar document relating to or required to be filed with any Taxing Authority with respect to Taxes, including any Schedule or attachment thereto and including any amendment thereof.

“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar contract or arrangement (other than an agreement entered into in the ordinary course of business the principal purpose of which is not Taxes (an “Ordinary Commercial Agreement”)).

“Taxing Authority” means any federal, state, local, or foreign Governmental Authority (including any subdivision, agency, or commission thereof), or any quasi-governmental body, in each case, exercising authority in respect of Taxes.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise and all documents and other materials recording any of the foregoing.

“Third Party Claim” refers to any Action that is instituted, or any claim that is asserted, by any Person not party to this Agreement in respect of an indemnifiable matter under this Agreement.

“Total Merger Consideration” means the Base Merger Consideration, as adjusted herein, and the Milestone Payments, when and if payable.

“Transactions” means any transaction contemplated by this Agreement, including (a) the Mergers and the other transactions described in the recitals to this Agreement, (b) the execution, delivery and performance of the Transaction Agreements other than this Agreement and (c) the payment of fees and expenses relating to such transactions by the Company and the Holders.

“Transaction Agreements” means this Agreement, the Restricted Covenant Agreements, the Employment Agreements, and any other agreement contemplated hereby.

“Treasury Regulations” means and refers to the final or temporary regulations promulgated under the Code by the United State Department of Treasury.

“Trial Data” means the pre-clinical and clinical data identified on Section 3.15.1 of the Schedule of Exceptions.

“Working Capital Adjustment” means Closing Working Capital minus Target Working Capital.

ARTICLE II:  THE MERGERS AND EFFECT OF THE MERGERS

Section 2.1                                   The Mergers.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub I will be merged with and into the Company, the separate corporate existence of Merger Sub I will thereupon cease, and the Company will continue as the surviving company and a wholly owned Subsidiary of Parent.  The Company after the First Merger is sometimes referred to herein as the “First-Step Surviving Company”.  At the Second Effective Time, the First-Step Surviving Company shall merge with and into Merger Sub II in accordance with the DGCL and the DLLC, whereupon the separate corporate existence of the First-Step Surviving Company shall cease, and Merger Sub II shall be the surviving company, shall be disregarded as an entity separate from Parent for U.S. federal income Tax purposes, and shall continue to be governed by the laws of the State of Delaware and the DLLC. The surviving company after the Second Merger is sometimes referred to hereinafter as the “Surviving Company.”

Section 2.2                                   Closing.  The closing of the Transactions (the “Closing”) will take place at 10:00 a.m. (Eastern time) on the first Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607, unless another time, date or place is agreed to in writing by the Parties including by remote exchange of documents (the “Closing Date”).

Section 2.3                                   Effective Time.

2.3.1                                 Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit C-1, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”).  The First Merger will become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “Effective Time”). At the Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLLC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of Merger Sub I and the Company shall vest in the First-Step Surviving Company, and all debts and liabilities of Merger Sub I and the First-Step Surviving Company shall become debts and liabilities of the First-Step Surviving Company.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub I shall vest in the First-Step Surviving Company, and all debts and liabilities of the Company and Merger Sub I shall become debts and liabilities of the First-Step Surviving Company

2.3.2                                 Promptly after the Effective Time, Parent shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit C-2 with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and the DLLC (the time of the filing of such certificate of merger with respect to the Second Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”). At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLLC. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all rights and property of Merger Sub II and the First-Step Surviving Company shall vest in the Surviving Company, and all debts and liabilities of Merger Sub II and the First-Step Surviving Company shall become debts and liabilities of the Surviving Company.

Section 2.4                                   [Reserved.]

Section 2.5                                   Charter Documents of Surviving Companies.

2.5.1                                 First-Step Surviving Company.

(a)                                 Certificate of Incorporation.   At the Effective Time, the certificate of incorporation of the First-Step Surviving Company shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the Effective Time, and will be the certificate of incorporation of the First-Step Surviving Company until thereafter amended as provided therein or by applicable Law.

(b)                                 Bylaws.  At the Effective Time, the bylaws of the First-Step Surviving Company shall be amended and restated so as to be identical to the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, and will be the bylaws of the First-Step Surviving Company until thereafter amended as provided in its Charter Documents and applicable Law.

2.5.2                                 Surviving Company.

(a)                                 Certificate of Formation.   The certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLC and as provided in such certificate of formation; provided, however, that at the Second Effective Time, the certificate of formation of the Surviving Company shall be amended to change the name of the Surviving Company to “Ichorion Therapeutics, LLC.”

(b)                                 Operating Agreement.  The limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLC and as provided in such limited liability company agreement.

Section 2.6                                   Management of the Surviving Companies.

2.6.1                                 First-Step Surviving Company.

(a)                                 Board of Directors.  Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that the directors of Merger Sub I immediately prior to the Effective Time will be the directors of the First-Step Surviving Company immediately following the Effective Time, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the First-Step Surviving Company.

(b)                                 Officers.  Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that the officers of Merger Sub I immediately prior to the Effective Time will be the officers of the First-Step Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the First-Step Surviving Company.

2.6.2                                 Surviving Company.

(a)                                 Managing Member.  Parent shall be the managing member (as defined in the limited liability company agreement of the Surviving Company) of the Surviving Company.

(b)                                 Officers.  The officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

Section 2.7                                   Effect of the Mergers on Capital Stock and Equity Interests of the Merger Subs.  At the Effective Time, by virtue of the Mergers and without any action to be taken on the part of the holder of any shares of the Company Capital Stock, any shares of capital stock of Merger Sub I or any equity interests of Merger Sub II, or on the part of the Company, Parent, Merger Sub I, Merger Sub II, or any other Person, the following shall occur:

2.7.1                                 Capital Stock of Merger Sub I.  Each share of capital stock of Merger Sub I issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the First-Step Surviving Company and collectively will constitute the only outstanding shares of capital stock of the First-Step Surviving Company and each stock certificate of Merger Sub I evidencing ownership of any such shares will evidence ownership of such shares of common stock of the First-Step Surviving Company.

2.7.2                                 Equity Interests of Merger Sub II.  All shares of capital stock of the First-Step Surviving Company issued and outstanding immediately prior to the Effective Time will be converted into and become all of the equity interests of Merger Sub II and collectively will constitute the only outstanding equity interests of the Surviving Company and each stock certificate of First-Step Surviving Company evidencing ownership of any such shares will evidence ownership of such equity interests of the Surviving Company.

2.7.3                                 Cancellation of Securities held by the Company.  Any shares of Company Capital Stock that are owned by the Company immediately prior to the Effective Time will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.

2.7.4                                 Conversion of Company Capital Stock.    Each issued share of Company Capital Stock outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.7.3 or Dissenting Shares) will, subject to the terms and conditions of this Agreement, be converted into the right to receive a pro rata portion of the Total Merger Consideration as set forth below:

(a)                                 Preferred Stock.  Each share of Company Preferred Stock outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled in accordance with Section 2.7.3 or Dissenting Shares) will be converted into the right to receive, before any amounts are paid with respect to shares of the Company Common Stock, (i) the Per Share Consideration and (ii) the nontransferable contingent right to receive such share’s applicable portion of the Milestone Payments, if any, less any applicable withholding Taxes.

(b)                                 Common Stock.  Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled in accordance with Section 2.7.3 and Dissenting Shares) will be converted into the right to receive (i) the Per Share Consideration and (ii) the nontransferable contingent right to receive such share’s applicable portion of the Milestone Payments, if any, less any applicable withholding Taxes.

2.7.5                                 Cancellation of Company Options.

(a)                                 Prior to the Closing Date, the Board of Directors of the Company may, in its discretion, cause the vesting of any of the outstanding Company Options that have not been exercised as of the Closing Date to be accelerated in full effective immediately prior to the Closing, contingent upon the Closing.

(b)                                 Prior to the Closing, the Company shall notify each Holder of Company Options that all Company Options, whether vested or unvested, that are outstanding immediately prior to the Effective Time shall be cancelled at the Effective Time and that to be eligible to receive any Per Share Consideration, such Holder must execute and deliver to Parent prior to the Closing Date, an Option Cancellation Agreement in such form as attached hereto as Exhibit D (the “Option Cancellation Agreement”).  Effective as of, but subject to the Effective Time, each Company Option shall be cancelled and terminated and, in consideration of such cancellation, each Company Vested Option that is not an Out-of-the-Money Company Option and that is outstanding and unexercised immediately prior to the Effective Time, shall be cancelled at the Effective Time and, in consideration of such cancellation, each holder thereof (assuming such Holder enters into an Option Cancellation Agreement), subject to Section 2.9, Section 2.10, Section 2.14, shall be entitled to receive a number of shares of Parent Common Stock, rounding such amount down to the nearest whole number, in accordance with the following calculation, as more specifically provided in the Securities Payment Schedule:

P = ((A*B) - C)*D
A

P      =  Parent Common Stock to be received by holder

A      = Average Parent Stock Price as of the Closing Date

B      =  the Per Share Consideration, expressed as a decimal value

C      =  the exercise price of holder’s respective Company Vested Option

D      =  the number of Company Vested Options held by holder.

(c)                                  Contingent on and effective immediately prior to the Effective Time, each Company Unvested Option and each Out-of-the-Money Company Option that is outstanding and unexercised immediately prior to the Effective Time, shall be cancelled at the Effective Time without the payment of cash or issuance of other securities in respect thereof.

(d)                                 The Company agrees that the Board of Directors of the Company shall adopt such resolutions or take such other actions (including obtaining any required consents) prior to the Effective Time as may be reasonably required to effect the transactions described in this Section 2.7.4.

2.7.6                                 Rights Cease to Exist.  As of the Effective Time, all shares of Company Capital Stock will no longer be outstanding, will automatically be canceled and will cease to exist and each holder of a Certificate will cease to have any rights with respect thereto, except the rights set forth in this Section 2.7.

Section 2.8                                   Delivery of Closing Merger Consideration Calculation.  Not less than three Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (for Parent’s review and approval) in writing a closing statement (the “Closing Statement”) setting forth:

2.8.1                                 the Company’s calculation of the Closing Merger Consideration as of 11:59 p.m. on the day before the Closing (“Estimated Closing Merger Consideration”), setting forth, in reasonable detail, each of the adjustments made to Base Merger Consideration in such calculation including an estimate of the Closing Adjustment Shares;

2.8.2                                 the Company’s balance sheet as of immediately prior to the Closing (the “Closing Balance Sheet”);

2.8.3                                 the Company’s estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) and the Company’s estimate of the Working Capital Adjustment (the “Estimated Working Capital Adjustment”);

2.8.4                                 the Company’s calculation of the Per Share Consideration;

2.8.5                                 the name, address and the number of shares of Company Capital Stock (both by class or series and on an as converted to Company Common Stock basis) held by each holder thereof;

2.8.6                                 the Company’s calculation of Aggregate Capital Stock;

2.8.7                                 the Company’s calculation of the amount of the Estimated Closing Merger Consideration payable to each Holder and the amount of Taxes (other than backup withholding Taxes) required to be withheld from such payments;

2.8.8                                 the Company’s calculation of each Holder’s Indemnification Sharing Percentage; and

2.8.9                                 a certificate of a duly authorized officer of the Company certifying the foregoing.

The calculations listed in the foregoing Section 2.8.1 through 2.8.9 will be set forth on a spreadsheet referred to herein as the “Securities Payment Schedule”.  Notwithstanding anything in this Agreement to the contrary, the Closing Balance Sheet and the calculation of the Estimated Closing Merger Consideration will be consistent with the Accounting Methodology and, except as set forth on Section 2.8 of the Schedule of Exceptions, will reflect all vacation, sick leave, severance, change of control and/or other remuneration required by Law, Contract or policy of the Company to be paid to employees of the Company (each an “Employee” and collectively “Employees”) for periods ending on or prior to the Closing Date.

Section 2.9                                   Non-Conversion.

2.9.1                                 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares will not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 2.7, but instead the holder thereof shall only be entitled to such rights as are provided by the DGCL.

2.9.2                                 Withdrawal or Loss of Rights.  Notwithstanding the provisions of Section 2.9.1, if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, (a) such holder’s shares will automatically convert into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in and subject to the provisions of this Agreement, upon surrender of the Certificate(s) formerly representing such shares and (b) Parent shall deliver to such holder such holder’s portion of the Total Merger Consideration that is attributable to such shares at the time such rights are withdrawn or lost.

2.9.3                                 Demands for Appraisal.  The Company shall give Parent (a) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Any communication to be made by the Company to any Stockholder with respect to such demands must be submitted and consented to in writing by Parent prior to delivery to any such Stockholder.

Section 2.10                            Exchange of Certificates.

2.10.1                          Payment Procedures.

(a)                                 Payment of the Purchase Price.  Subject to the terms and conditions set forth herein, including, without limitation, the required deliveries set forth in Section 2.10.1(b), at the Closing, Parent shall issue to each Holder his, her or its share of the Estimated Closing Merger Consideration as set forth on the Securities Payment Schedule.

(b)                                 Prior to the Closing, Company shall send to each Stockholder of record: (i) a letter of transmittal in substantially the form attached hereto as Exhibit E (each, a “Letter of Transmittal”) (which will specify that delivery will be effected and risk of loss and title to the Certificates will pass, only upon receipt of the Certificates by Parent and will contain a release of claims substantially in the form of Section 5.13, an appointment of Holders’ Representative as provided for in Section 8.4 and an agreement to indemnify Parent Indemnified Persons for Losses as provided in Section 8.2) and (ii) instructions to surrender the Certificates in exchange for payment of the applicable portion of the Total Merger Consideration, if any.  Upon surrender by a holder of a Certificate for cancellation to Parent (or an affidavit of loss in a form reasonably satisfactory to Parent in the case of any Certificate(s) found to be missing), together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by Parent), the holder of such Certificate will be entitled to receive in exchange therefor, subject to Section 2.10.5, the consideration, if any, provided for herein and the Certificate so surrendered will thereafter be canceled.  If payment of any portion of the Total Merger Consideration is to be made to any Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of payment that (x) the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer in accordance with Section 2.10.2 and (y) the Person requesting such payment will have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the Total Merger Consideration to a Person other than the registered holder of such Certificate surrendered or will have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.  After the Effective Time, each Certificate will represent only the right to receive the applicable portion of the Total Merger Consideration, as contemplated by this ARTICLE II.

(c)                                  At least two (2) Business Days prior to the Closing Date, the Company shall have delivered to each holder of a Company Option an Option Termination Agreement.

2.10.2                          Transfer Books; No Further Ownership Rights in Company Stock.  The Closing Merger Consideration paid in respect of shares of Company Capital Stock (together with the contingent right to receive, if, when and to the extent payable, the Milestone Payments) upon the surrender of Certificates (or an affidavit of loss in a form reasonably satisfactory to Parent in the case of any Certificate(s) found to be missing) in accordance with the terms of this ARTICLE II will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the transfer books of the Surviving Company of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.  If, at any time after the Effective Time, Certificates are presented to Parent or the Surviving Company for any reason, they will be canceled and exchanged as provided in this ARTICLE II.

2.10.3                          Lost, Stolen or Destroyed Certificates.  If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of the fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, such Person will indemnify against any claim that may be made with respect to such Certificate, Parent shall pay, subject to Section 2.10.5, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Total Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate, as contemplated by this ARTICLE II.  Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated or required to post a bond for any Holder for any reason in connection with a lost, stolen or destroyed Certificate or otherwise.

2.10.4                          No Liability.  Notwithstanding anything in this Agreement to the contrary, none of the Parties will be liable to any Person for any portion of the Total Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.10.5                          Withholding Taxes.  Parent, the Company and the Surviving Company shall deduct and withhold from any payment payable to a Holder under this Agreement and shall pay to the appropriate Taxing Authority such amounts that are required to be deducted and withheld with respect to the making of such payment under any Tax Law.  To the extent amounts are so withheld and duly paid to the appropriate Taxing Authority, the withheld amounts will be treated for purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

2.10.6                          Tax Consequences.

(a)                                 The Mergers are intended to be treated as integrated steps in a single transaction and together qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3.  Each party hereto shall cause all Tax Returns relating to the Mergers to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a)(1) of the Code (including filing the statement required by Treasury Regulations Section 1.368-3), unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code), and will not knowingly take any action, allow any action to be taken or fail to take any action required hereby that could reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)                                 Notwithstanding any provision of this Agreement, the allocation of Total Consideration as among cash and Parent Common Stock allocable to Stockholders shall be adjusted, by decreasing the cash portion and correspondingly increasing the portion of Total Consideration paid in Parent Common Stock, if and to the extent necessary to assure that the Stockholders receive sufficient

Parent Common Stock such that, when aggregated with Parent Common Stock previously paid as Total Consideration to the Stockholders (if any), the amount of Parent Common Stock is not less than the minimum amount of Parent Common Stock necessary to satisfy the requirements for qualification as a reorganization under Section 368(a)(1)(A) of the Code.

2.10.7                          Restrictions on Resale.  Until the December 31, 2019 (the “Lockup Date”), the holders of the shares of Parent Common Stock issued as Closing Merger Consideration may not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of such shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise; provided, however, that (a) this Section 2.10.7 shall not apply (x) in the case of such holder that is an entity, upon a transfer by such holder to its stockholders, members, partners or other equity holders and (y) in the case of such holder that is a natural person, upon a transfer by such holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such holder or any such family members; provided that the transferee(s) in any such case under (x) or (y) shall be bound by this Section 2.10.7; (b) this Section 2.10.7 shall not apply to holders of the shares of Parent Common Stock issued to the holders of Company Options in connection with Option Cancellation Agreements solely insofar as such holders sell shares of Parent Common Stock up to an amount equal to any Tax liability incurred by such holder in connection with the cancellation of Company Options held by such holder in exchange for the applicable portion of the Closing Options Payout Amount pursuant to Section 2.7.5(b); provided, that no filing under Section 16 of the Securities Exchange Act of 1934, as amended, or other public announcements shall be required or voluntarily made by or on behalf of such holder with respect to such sale.

Section 2.11                            Share Adjustments.  Notwithstanding any provision of this ARTICLE II to the contrary (but without in any way limiting the covenants in Section 5.1 (Conduct of Business)), if between the date hereof and the Effective Time the outstanding shares of any class or series of Company Capital Stock are changed into a different number of shares or a different class or series by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Total Merger Consideration will not change but the per share Total Merger Consideration will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.12                            Aggregate Consideration.  Notwithstanding anything in this Agreement to the contrary, in no event will the aggregate amounts to be paid to the Holders pursuant to this Agreement with respect to shares of Company Capital Stock exceed (a) in respect of the amounts payable at the Closing, the Closing Merger Consideration and (b) in respect of the amounts payable thereafter, the portion of the Milestone Payments, if any, payable to the Holders.

Section 2.13                            Contingent Consideration.

2.13.1                          Milestone Payments. In addition to the Closing Merger Consideration, Parent shall pay to the Holders the following contingent consideration (each payment, a “Milestone Payment” and collectively the “Milestone Payments”) upon the occurrence of the Milestone Event(s), as set forth below.

	Milestone Event	Milestone Payment
(i)	The first Product is approved for marketing by the FDA under Section 505(b)2 of the FD&C Act (or any equivalent or successor statute thereof) on or prior to December 31, 2021.	$6,000,000 in cash or, at Parent’s sole discretion, an equivalent amount of Parent Common Stock pursuant to Section 2.13.2(b)(ii) below.
(ii)	The second Product is approved for marketing by the FDA under Section 505(b)2 of the FD&C Act (or any equivalent or successor statute thereof) on or prior to December 31, 2021.	$5,000,000 in cash or, at Parent’s sole discretion, an equivalent amount of Parent Common Stock pursuant to Section 2.13.2(b)(ii) below.
(iii)	A Product consisting of a protide molecule is approved for marketing by the FDA on or prior to December 31, 2023.	$4,000,000 in cash or, at Parent’s sole discretion, an equivalent amount of Parent Common Stock pursuant to Section 2.13.2(b)(ii) below.

Each Milestone Payment shall only be due once upon the occurrence of the applicable Milestone Event as indicated above.  The Milestone Events may be achieved by the Surviving Company, Parent or a Sublicensee (or any Affiliate thereof). Following the Closing Date until achievement of all Milestone Events set forth above, Parent shall use its, and shall cause its Affiliates to use their respective, Commercially Reasonable Efforts to develop the first Product.  Additionally, Parent shall refrain, and shall cause its Affiliates to refrain, from taking any action in bad faith or without any reasonable basis which is intended to prevent, or the primary effect of which is to prevent, the realization of the achievement of any of the Milestone Events set forth above.  Parent shall keep the Holders’ Representative reasonably informed as to the progress and results of its and its Affiliates’ and sublicensees’ development activities.  Without limiting the foregoing, upon request of the Holders’ Representative, Parent shall provide the Holders’ Representative with a written report on an annual basis (to be delivered within thirty (30) days after the end of each calendar year) summarizing the material Product development activities performed since the last such report with enough reasonable detail.  Such reports shall include a reasonably-detailed summary of all data generated in connection with such development activities and summary reports of results of development activities.  Parent shall promptly respond to the Holders’ Representative’s reasonable questions or requests for additional information relating to such development activities.

2.13.2              Payment of Milestone Payments.

(a)                                 All Milestone Payments to be paid to the Holders, if any, shall be paid to the Holders in accordance with their respective proportional amount of ownership interest in the Company immediately prior to the Mergers.

(b)                                 The Milestone Payments, if any, to be paid to the Holders shall be paid as follows:

(i)                                     Notification and Payment of Milestone Event Earnout.  Parent shall promptly notify the Holders’ Representative in writing after a Milestone Event has been achieved.  Within 90 Business Days after notification by Parent to the Holders’ Representative of the realization of a Milestone Event, Parent shall pay or cause to be paid the corresponding Milestone Payment.

(ii)                                  Equity Consideration.  Each Milestone Payment to be paid by Parent under this Section 2.13 may be paid, at Parent’s sole discretion, in cash as set forth above and subject to compliance with Section 2.10.6, or in shares of Parent’s common stock (the “Milestone

Consideration Shares”); provided, however, that if at the time that any such Milestone Payment is due, Parent is no longer listed on Nasdaq or is not in material compliance with all applicable listing and corporate governance rules for Nasdaq, then such Milestone Payments shall be paid in cash.  If Parent elects to deliver all or a portion of a Milestone Payment in the form of Milestone Consideration Shares (each such payment, a “Milestone Equity Consideration Payment”), the total number of Milestone Consideration Shares payable in connection with such Milestone Equity Consideration Payment will be equal to the number obtained by dividing (i) the respective Milestone Payment amount to be paid in Milestone Consideration Shares by (ii) the Average Parent Stock Price on the date two Business Days prior to the achievement of such Milestone Event.

(c)                                  Limitations on Milestone Equity Consideration Payments. Notwithstanding anything to the contrary contained in this Agreement, Parent may, in its sole discretion, make Milestone Payments in the form of Milestone Consideration Shares that are non-voting shares with equivalent economic value as the Parent Common Stock if and to the extent (but only to the extent) that the issuance of such shares as voting shares would exceed the aggregate number of voting shares of Parent Common Stock that Parent may issue without breaching Parent’s obligations under the rules or regulations of Nasdaq.  Subject to compliance with Nasdaq rules and regulations and as soon as practicable, Parent shall use reasonable efforts to seek shareholder approval to permit the exchange, at the shareholder’s option, of each non-voting share issued pursuant to this Section 2.13.7(c) for a voting share of Parent Common Stock.

(d)                                 Covenant against Manipulation.  No Holder may, directly or indirectly, engage in any short-selling or other trading or market actions in bad faith without any reasonable basis which is intended to reduce, or the primary effect of which is to reduce the price of the Parent Common Stock during a period of determination of the Average Parent Stock Price for purposes of calculating the number of shares issuable as Milestone Consideration Shares.

Section 2.14                            Closing Adjustments.

2.14.1                          Post-Closing Statement.  Within sixty (60) days following the Closing Date, Parent will deliver to the Holders’ Representative a statement (the “Post-Closing Statement”) containing Parent’s recalculation of the actual Closing Merger Consideration as of 11:59 p.m. on the day before the Closing (except with respect to Taxes, which shall be calculated as of close of business on the Effective Date) (the “Final Closing Merger Consideration”), setting forth, in reasonable detail, each of the adjustments made to Base Merger Consideration in such calculation, including, without limitation, Parent’s recalculation of Closing Working Capital (“Final Working Capital”) and the Working Capital Adjustment (the “Final Working Capital Adjustment”). The Post-Closing Statement and the related calculations and determinations will be prepared in good faith from the books and records of the Company and calculated in accordance with the Accounting Methodology. If Parent fails to deliver the Post-Closing Statement within such sixty (60) calendar day period, the Closing Statement shall be binding upon the parties and the Estimated Closing Merger Consideration, Estimated Closing Working Capital and the Estimated Working Capital Adjustment as determined in accordance therewith shall be Final Closing Merger Consideration, the Final Working Capital and the Final Working Capital Adjustment.

2.14.2                          Cooperation.  For purposes of complying with the terms set forth in this Section 2.14, each Party shall cooperate with and make available to the other Party and its representatives such information, records, data and working papers and shall permit reasonable access to its facilities and personnel during regular business hours, as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement and the resolution of any disputes under the Post-Closing Statement.

2.14.3                          Disputes. Within thirty (30) days following receipt by the Holders’ Representative of the Post-Closing Statement, the Holders’ Representative shall deliver written notice to Parent of any dispute it has with respect to the Post-Closing Statement. If the Holders’ Representative does not so notify Parent of a dispute with respect to the Post-Closing Statement within such thirty (30) day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. In the event the Holders’ Representative timely delivers notice of a dispute, Parent and the Holders’ Representative shall negotiate in good faith to resolve such dispute. If Parent and the Holders’ Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Holders’ Representative advises Parent of its objections, then Parent and the Holders’ Representative jointly shall engage a nationally or regionally recognized public accounting firm that is mutually agreed upon by Parent and the Holders’ Representative (the “Accounting Firm”) to resolve the dispute as an expert and not an arbitrator. As promptly as practicable thereafter (and, in any event, within fifteen (15) days after the Accounting Firm’s engagement), each of the Holders’ Representative and Parent shall submit its position on any unresolved elements regarding Holders’ Representative objection, supported by any documents and arguments upon which it relies, to the Accounting Firm in writing (with a copy to the other submitting party). Parent and the Holders’ Representative shall request that the Accounting Firm render its determination within fifteen (15) days following its receipt of Parent’s response. The scope of the disputes to be resolved by the Accounting Firm is limited to the unresolved items to which the Holders’ Representative objected. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value claimed for such item by either Party or less than the smallest value claimed for such item by either Party. All determinations made by the Accounting Firm will be final, conclusive and binding on the Parties. The Holders’ Representative, on the one hand, and Parent, on the other hand, shall bear all fees and costs of the Accounting Firm based upon the percentage that the portion of the contested amount not awarded to such party bears to the actual amount contested by such Party.

2.14.4                          Adjustment.

(a)                                 If the Final Closing Merger Consideration determined pursuant to this Section 2.14 is less than the Estimated Closing Merger Consideration set forth in the Securities Payment Schedule (the amount of such difference, the “Excess Acquisition Shares”), then Parent shall cancel shares of Parent Common Stock equal in value to the Excess Acquisition Shares held by the Holders, on a pro rata basis in accordance with the Securities Payment Schedule. Such cancelled Excess Acquisition Shares will be deemed automatically forfeited by the Holders.

(b)                                 If the Final Closing Merger Consideration is greater than the Estimated Closing Merger Consideration set forth in the Securities Payment Schedule (the amount of such difference, the “Acquisition Shares Shortfall”), then Parent shall issue to each Holder, on a pro rata basis in accordance with the Securities Payment Schedule, shares of Parent Common Stock equal in value to the Acquisition Shares Shortfall in accordance with Section 2.14.4(c). Parent shall issue such shares no later than three (3) Business Days after the determination of the Final Closing Merger Consideration.

(c)                                  Any adjustments made pursuant to this Section 2.14 will be treated as an adjustment to the Total Merger Consideration to the extent permitted by applicable Law.   For purposes of this Section 2.14, Parent Common Stock will have a deemed value equal to the Average Parent Stock Price as of the Closing Date.

Section 2.15                            Right to Set-off.   Subject to Section 8.3.8, Parent shall have the right to withhold, cancel and set off against any amount due to be paid pursuant to this Agreement (whether in cash or Parent Common Stock) the amount of any Losses to which any Parent Indemnified Persons may be entitled under Article VIII of this Agreement.

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Subs to enter into this Agreement and effect the Merger, with the understanding that Parent and Merger Subs are relying thereon in entering into this Agreement and consummating the Transactions (including the Merger), the Holders and the Company severally (but not jointly) hereby represent and warrant as of the date hereof and as of the Closing Date to Parent and Merger Subs as follows, except as specifically set forth in the Schedule of Exceptions delivered herewith:

Section 3.1                                   Organizational Matters.

3.1.1                                 Valid Existence; Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now or currently proposed to be conducted.  The Company is duly licensed or qualified to do business and is in good standing under the laws of each jurisdiction in which it conducts business, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.  Section 3.1.1 of the Schedule of Exceptions represents all of the jurisdictions in which the nature of the business conducted by the Company or the character or location of the properties or assets owned, leased or licensed by it makes such licensing or qualification necessary.

3.1.2                                 Subsidiaries.  The Company did not previously and does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

3.1.3                                 Corporate Documents.  The Company has delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company in each case as the same may have been amended from time to time (the “Company Charter Documents”).  All such Company Charter Documents are unmodified and in full force and effect and the Company is not in violation of any provision of the Company Charter Documents.  The Company’s Board of Directors has not approved any amendment of any of the Company Charter Documents.  The Company has made available to Parent and its representatives true and complete copies of the stock ledger of the Company and of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the Stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since the Company’s inception.

3.1.4                                 Officers and Directors.  Section 3.1.4 of the Schedule of Exceptions lists all of the current directors and officers of the Company.

Section 3.2                                   Authority; Noncontravention; Voting Requirements.

3.2.1                                 Power and Authority.  The Company has all necessary power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform all of its obligations thereunder and to consummate the Transactions (including the First Merger).

3.2.2                                 Due Authorization of Agreement.  The Company’s Board of Directors, at a meeting duly called and held pursuant to the DGCL, has unanimously (a) approved and declared advisable and in the best interests of the Company and its Stockholders the Transaction Agreements and the Transactions (including the First Merger) and (b) resolved to recommend that the Stockholders adopt this Agreement and approve the First Merger.  The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the First Merger) have been duly authorized by the Company’s Board of Directors and no other action on the part of the Company’s Board of Directors or its Stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the First Merger) except for the Company Stockholder Approval pursuant to the Stockholder Written Consents.  The affirmative vote (in person or by proxy) or written consent of the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to common stock basis) and the affirmative vote (in person or by proxy) or written consent of the holders of a majority of the outstanding shares of Company Preferred Stock voting in favor of the adoption of this Agreement (collectively, the “Company Stockholder Approval”) are the only votes or approvals of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

3.2.3                                 Valid and Binding Agreements.  This Agreement and each of the other Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company.  Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other Parties hereto and thereto, this Agreement constitutes, and the other Transaction Agreements shall, when executed and delivered, constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.2.4                                 No Conflict.    Neither the execution and delivery by the Company of this Agreement and any Transaction Agreement to which the Company is a party, nor the consummation of the Transactions (including the First Merger) or compliance by the Company with any of the terms hereof or thereof, shall conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation of any Lien upon any of the properties or assets (any such event, a “Conflict”) under (i) any provision of the Company Charter Documents or any resolutions adopted by the Company’s Board of Directors or Stockholders, (ii) any Contract to which the Company is a party or by which any of its properties or assets may be bound or affected other than any such Conflicts which, individual or in the aggregate, would not be material or (iii) assuming that the consents and approval referred to in Section 3.4 are obtained and the filings referred to in Section 3.4 are made, any Permit issued to the Company or any Order or Law applicable to the Company or any of its properties or assets (whether tangible or intangible), in each case, in any material respect.

Section 3.3                                   Capitalization.

3.3.1                                 Authorized and Issued Securities.  The authorized capital stock of the Company consists of 4,500,000 shares of Company Common Stock and 1,331,310 shares of Company Preferred Stock.  The capitalization of the Company is as follows: (a) 2,158,824 shares of Company Common Stock are issued and outstanding, (b) no shares of Company Common Stock are held by the Company in its treasury, (c) 1,331,310 shares of Company Common Stock are subject to outstanding options under the Company Option Plan, (d) no outstanding options have been issued outside the Company Option Plan, (e) 1,331,310 shares of Company Preferred Stock are issued and outstanding, 864,582 of which are designated as Series Seed-1 Preferred Stock and 466,728 of which are designated as Series Seed-2 Preferred Stock, (f) no shares of Company Preferred Stock are subject to outstanding options under the Company Option Plan and (g) a sufficient number of shares of Company Common Stock is available for issuance upon exercise of outstanding options under the Company Option Plan and upon conversion of the Company Preferred Stock into Company Common Stock.  No Company Option has a per share exercise price that is greater than the Per Share Consideration.  Each share of Company Preferred Stock is currently convertible into one share of Company Common Stock.  Except as set forth in this Section 3.3.1, there are no and as of the Effective Time there shall be no, shares of Company Capital Stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Capital Stock.

3.3.2                                 Ownership of Stock and Options.  Section 3.3.2 of the Schedule of Exceptions sets forth a complete and accurate list of each of the record and beneficial holders of (a) each class or series of the Company Capital Stock and the number of shares of each such class or series the Company Capital Stock held by each holder as of the date hereof and the number of shares or other securities into which such Company Capital Stock is convertible, listed by class and series and (b) all Company Options and the exercise price, date of grant and number of shares of Company Common Stock into which such Company Option are exercisable by each such Holder as of the date hereof and the vesting schedules of each such Company Option (noting specifically any options subject to vesting acceleration upon the First Merger or certain terminations of service following the First Merger).

3.3.3                                 Valid Issuance; No Preemptive or Other Rights.

(a)                                 All issued and outstanding shares of Company Capital Stock (i) are and all shares of Company Capital Stock that may be issued pursuant to the exercise of Company Options and the conversion of outstanding shares of any class or series of Company Preferred Stock shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and (ii) are not subject to, nor were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company Charter Documents, or any Contract to which the Company is a party or by which it is bound and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities Laws.  Each option granted under the Company Option Plan was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price per share at least equal to the fair market value of a share of Company Common Stock on the grant date.  The Company is not under any obligation to register any of its presently outstanding securities, or securities issuable upon exercise or conversion of such securities, under the Securities Act or any other Law.

(b)                                 The rights, preferences and privileges of the Company Capital Stock are as set forth in the Company Charter Documents and the Stockholder Agreements.  Other than the dividends accruing on the Company’s outstanding Preferred Stock as reflected in the Company’s Financial Statements as an accrued liability, there is no liability for dividends accrued and/or declared but unpaid with respect to the outstanding Company Capital Stock.  The Company is not subject to any obligation to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any other voting securities or equity interests (or any options, warrants or other rights to acquire any shares of Company Capital Stock, voting securities or equity interests) of the Company.  Except as provided for in this Agreement, the Company Charter Documents or as set forth in Section 3.3.3 of the Schedule of Exceptions. there are no voting trusts or other agreements or understandings with respect to the voting of the Company Capital Stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(c)                                  True and complete copies of all form agreements and instruments (and any amendments thereto, if applicable) relating to or issued under the Company Option Plan have been delivered to Parent; there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent; and all equity grants under the Company Option Plan have been made pursuant to agreements and instruments and do not deviate from such form agreements and instruments.

Section 3.4                                   No Consents or Approvals.  Except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) as may be required under applicable securities laws, (c) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Holders, (d) with respect to any Contracts, any such consents, notices, waivers, approvals, order or authorization of, or registration, declaration or filing which, individually or in the aggregate, would not be material and (e) as set forth in Section 3.4 of the Schedule of Exceptions, no consents or approvals of, filings with, or notices to any Governmental Authority or Person are required to be made or obtained by the Company for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party and the consummation of the Transactions (including the First Merger).

Section 3.5                                   Financial Matters.

3.5.1                                 Financial Statements.

(a)                                 Section 3.5.1 of the Schedule of Exceptions sets forth the following financial statements of the Company (collectively, the “Financial Statements”): the reviewed balance sheets and related statements of income, cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2017 (the “Balance Sheet Date”) (such financial statements, collectively, the “Unaudited Financial Statements”) and the unaudited balance sheet and the related unaudited statements of income, cash flows and stockholders’ equity as of and for the eight-month period ended August 31, 2018 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”).  The books and records of the Company (i) have been and are being maintained in accordance with GAAP and (ii) are complete, properly maintained and do not contain or reflect any material inaccuracies or discrepancies.

3.5.2                                 Fair Presentation.  The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.  The Financial Statements fairly present, in all material respects, the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and were derived from and are consistent with the books and records of the Company; provided, however, that the Financial Statements as of and for the period ended on the Interim Balance Sheet Date are subject to the absence of notes and normal year-end adjustments (which shall not be material individually or in the aggregate).  Since incorporation of the Company, the Company has not effected any material change in any method of accounting or accounting practice.

3.5.3                                 No Undisclosed Liabilities.   Section 3.5.3 of the Schedule of Exceptions sets forth all Liabilities that are not reflected or reserved against on the face of (and not in the notes to) the Financial Statements, except Liabilities (a) incurred by the Company in connection with the preparation, execution, delivery and performance of the Transaction Agreements and included in the Company Transaction Expenses or (b) which have arisen in the Ordinary Course of Business since the Interim Balance Sheet Date.

3.5.4                                 Bank Accounts.  Section 3.5.4 of the Schedule of Exceptions sets forth an accurate list and summary description (including name and address) of each bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto.  All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

3.5.5                                 Company Debt.  With respect to each item of Company Debt, Section 3.5.5 of the Schedule of Exceptions accurately set forth the name and address of the creditor, the Contract under which such debt was issued, the principal amount of the debt and a description of the collateral if secured.

Section 3.6                                   Absence of Certain Changes or Events.  Since the Interim Balance Sheet Date, there have not been any events, changes, occurrences or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect.  Since the Interim Balance Sheet Date, the Company has been operated in the Ordinary Course of Business.  Without limiting the foregoing, the Company has not taken any action described in Section 5.1 that if taken after the date hereof and prior to the Effective Time would violate such provision.

Section 3.7                                   Legal Proceedings.  There are no pending or, to the Knowledge of the Company, threatened in writing, Actions, in either case, by or against the Company, its properties or assets or any of the Company’s officers or directors in their capacities as such.

Section 3.8                                   Compliance with Laws; Permits.  The Company has been at all times, and is, in compliance with all Laws applicable to the Company or any of its properties, assets, business or operations.  The Company holds all material Permits necessary to conduct its business and own, lease and operate its properties and assets and all such Permits are in full force and effect.  The Company is, and has always been, in compliance in all material respects with the terms of all Permits necessary to conduct its business and to own, lease and operate its properties and facilities.  Section 3.8 of the Schedule of Exceptions sets forth a list of all material Permits that are held by the Company.  The Company has not received written notice from any Governmental Authority or other Person claiming or alleging that the Company was not in compliance with all Laws applicable to the Company or its business or operations; the Company has not been assessed a material penalty with respect to any alleged failure by the Company to have or comply with any Permit; and the Company has no Knowledge of a Governmental Authority considering the amendment, termination, revocation or cancellation of any Permit held by the Company.

Section 3.9                                   Taxes.

3.9.1                                 The Company has paid all income and other material Taxes owed by the Company (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.  There are no Liens for Taxes (other than Taxes not yet due and payable on any of the assets of the Company).  The Company is not subject to any currently effective waiver of any statute of limitations in respect of Taxes nor has it agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

3.9.2                                 The Company has filed all income and other material Tax Returns that are required to have been filed by or with respect to the Company.  All such Tax Returns were, when filed, true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws.  The Company is not the beneficiary of any currently effective extension of time within which to file any Tax Return (other than extensions requested in the ordinary course of business of no longer than six (6) months).  The Company has not received written notice of a claim by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

3.9.3                                 The Company has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employees, Consultant, creditor, Stockholder, or any other Person.

3.9.4                                 The Company has delivered to Parent correct and complete copies of all federal and state income Tax Returns filed or required to be filed and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by the Company with respect to such Tax Returns.

3.9.5                                 The Company has not taken any action nor does it know of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.9.6                                 Section 3.9.6 of the Schedule of Exceptions lists all jurisdictions (whether foreign or domestic) in which the Company pays income or franchise Taxes.

3.9.7                                 All Taxes that were required to be collected or self-assessed by the Company have been duly collected or self-assessed, and all such amounts that were required to be remitted to any Taxing Authority have been duly remitted, and the Company has timely complied with all reporting requirements with respect thereto.

3.9.8                                 Except as set forth in Section 3.9.8 of the Schedule of Exceptions, the Company has never (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or non-U.S.  Tax Law.

3.9.9                                 No deficiencies for any Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company that have not been paid or settled in full, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company either within the Company’s knowledge or claimed, pending or raised by any authority in writing.

3.9.10                          The Company (A) is not nor has never been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return or (B) has no liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, or as a transferee or successor, or by Tax Sharing Agreement.

3.9.11                          The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.9.12                          The Company shall not be required to include an item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any:  (a) change in method of accounting requested prior to the Effective Time; (b) any closing agreement under Section 7121 of the Code executed prior to the Effective Time; (c) installment sale or open transaction disposition made prior to the Effective Time; (d) prepaid amounts received or paid on or prior to the Effective Time (other than any such amounts received in the ordinary course of business); (e) intercompany transaction occurring prior to the Effective Time or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local, or foreign income Tax Laws) arising prior to the Effective Time; or (f) deferral of income under Section 108(i) of the Code as a result of any reacquisition of a debt instrument occurring prior to the Effective Time.

3.9.13                          Within the past three (3) years, the Company has not distributed stock of another Person, nor, to the Company’s Knowledge, has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

3.9.14                          Nothing in this Section 3.9 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of the Company in any taxable period (or portion thereof) beginning after the Effective Date or (ii) any Tax position that Parent or its Affiliates (including the Company) may take in respect of any taxable period (or portion thereof) beginning after the Effective Date.

Section 3.10                            Employee Benefits and Labor Matters.

3.10.1                          Plans and Arrangements.  Section 3.10.1 of the Schedule of Exceptions sets forth a true and complete list of all Company Plans.  The Company has provided or made available to Parent a current, accurate and complete copy (including amendments) of each Company Plan, or a copy of the representative form agreement thereof, and written descriptions of all non-written Company Plans.  None of the Company Plans provides for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary.  All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been made.  There are no unfunded liabilities or benefits under any Company Plans that are not reflected in the Financial Statements.

3.10.2                          ERISA.  No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and neither the Company nor any other entity (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (each an “ERISA Affiliate”) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied.  Neither the Company nor any ERISA Affiliate has sponsored, contributed or had an obligation to contribute, to any Title IV Plan, or any money purchase pension plan subject to Section 412 of the Code, within the past six years.  No Company Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

3.10.3                          Conformity with Laws.  All Company Plans have been established, operated and maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.  All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Effective Time.  There are no pending Actions arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form or could reasonably be expected to form the basis for any such Action.

3.10.4                          Employment Matters.

(a)                                 The Company has delivered to Parent a true and complete listing of all current and former Employees, the only two being Patrick Crutcher and Stephen Thomas, and the Consultants, including their respective locations.  Other than as fully reflected or specifically reserved against in accordance with GAAP in the Financial Statements (or as otherwise expressly permitted or required pursuant to this Agreement), neither the Company nor any Holder has paid or promised to pay any bonuses, commissions or incentives to any Employee or Consultant.

(b)                                 The Company has paid to each applicable Employee the entire amount of the bonus, if any, earned by such Employee for the year ended December 31, 2017, and no remaining bonus amounts for the year ended December 31, 2017, payable to any Employee, remain unpaid as of the Closing Date.  All amounts earned through the Closing Date have been properly accrued and reflected in the Financial Statements; and

(c)                                  Since the Company’s inception, (i) the Company has paid or made provision for payment of all salaries and wages, which are payable by the Company to any Employees, accrued through the Closing Date and is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Family and Medical Leave Act and any and all similar applicable state and local Laws; and (ii) the Company has not been engaged in any unfair employment practice.

3.10.5                          Effect of Transaction.  Neither the execution and delivery of the Transaction Agreements by the Company nor the consummation of the Transactions (including the First Merger) by the Company, shall result in (a) any payment becoming due to any Employee, (b) the provision of any benefits or other rights to any Employee, (c) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, or (d) require any contributions or payments to fund any obligations under any Company Plan.  No amount so disclosed is an “excess parachute payment” within the meaning of Section 280G of the Code.

3.10.6                          Compliance with Section 409A of the Code.  To the extent that any Company Plan is a “Nonqualified Deferred Compensation Plan,” as such term is defined in Section 409A of the Code, such Company Plan is in documentary and operational compliance with Section 409A of the Code and all applicable guidance issued by the IRS thereunder in each case, in all material respects.

Section 3.11                            Environmental Matters.  The Company is and at all times has been, in compliance in all material respects with all applicable Environmental Laws.  There is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company.  The Company has not received any written notice of, or entered into, or assumed by Contract or operation of Law, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws.  To the Knowledge of the Company, there are no facts, circumstances or conditions existing with respect to the Company or any property or facility to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any Environmental Liability.

Section 3.12                            Contracts.

3.12.1                          Specified Material Contracts.  The Company is not a party to, does not have any obligations, rights or benefits under and none of its assets or properties are bound by:

(a)                                 Any Contracts that purport to materially limit, curtail or restrict the ability of the Company or its Affiliates to conduct business in any geographic area or line of business or restrict the Persons with whom the Company or any of its future Subsidiaries or Affiliates may do business;

(b)                                 Any Contracts that provide for an obligation or an anticipated obligation for a payment in excess of $10,000 for any individual or Person, including any Contracts with individuals providing for any commission-based payments in excess of such amount;

(c)                                  Any voting agreements or registration rights agreements relating to Company Capital Stock to which the Company is a party;

(d)                                 Any Contract with any supplier or provider of goods or services involving consideration in excess of $10,000 in the current or either of the two previous fiscal years;

(e)                                  Any Contract with a Related Party;

(f)                                   Any Contract (other than as set forth above)  necessary to utilize the Company’s Intellectual Property Rights, including, but not limited to, any Contracts that if terminated would have potential to have a Company Material Adverse Effect on the Company’s ability to utilize the Company’s Intellectual Property Rights; and

(g)                                  Any Contract to enter into or negotiate the entering into of any of the foregoing.

3.12.2                          Documentation.  The Company is not party to any oral Material Contracts and has previously made available to Parent true and complete copies of each written Material Contract (as defined below), together with any and all amendments, supplements and “side letters” thereto.

3.12.3                          Status of Material Contracts.  Each of the Contracts required to be listed in Section 3.12.1 of the Schedule of Exceptions and each of the IP Contracts (as defined below) (collectively, the “Material Contracts”) is valid and binding on the Company and in full force and effect and, assuming due execution and delivery by the other parties thereto, is enforceable in accordance with its terms by the Company.  The Company is not in material breach or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by the Company or that would result in material liability to the Company.  To the Knowledge of the Company, (a) no other party to any Material Contract is in default thereunder and (b) no condition exists that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder.  The Company has not received written notice of any termination or cancellation of any Material Contract and to the Company’s Knowledge, no other party to a Material Contract has plans to terminate or cancel such Material Contract.  The Company has not and, to the Knowledge of the Company, no other party to any Material Contract has repudiated any material provision of any Material Contract.  The Company is not disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing, any material provision of any Material Contract.  To the Company’s Knowledge, none of the parties to any Material Contract is renegotiating any material amounts paid or payable to or by the Company under such Material Contract or any other material term or provision thereof.

Section 3.13                            License Agreements.  The Company has not materially breached and, to the Knowledge of the Company, is not in breach or default under any License Agreement, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by the Company.  Neither the execution and delivery by the Company of this Agreement and any Transaction Agreement to which the Company is a party nor the consummation of the Transactions (including the First Merger), nor compliance by the Company with any of the terms hereof or thereof, shall create a Conflict with any of the License Agreements.

Section 3.14                            Real Property.  The Company does not own any real property and the Company is not party to any lease, sublease, license or other Contract under which such real property is occupied or used.

Section 3.15                            Intellectual Property.

3.15.1                          Scheduled IP.  Section 3.15.1 of the Schedule of Exceptions identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights and other forms of registered Intellectual Property Rights and applications therefor owned by or exclusively licensed to the Company (collectively, the “Company Registrations”) and accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the Closing Date in order to maintain in full force and effect each Company Registration.  No interference, opposition, cancellation, reissue, reexamination, review or other Action, to the Knowledge of the Company, is pending or, to the Knowledge of the Company, threatened, in which the ownership, scope, validity or enforceability of any Company Intellectual Property Right is being contested or challenged.

3.15.2                          Company IP.  Except as identified in Section 3.15.2 of the Schedule of Exceptions, the Company exclusively owns and has the right to use all Trial Data free and clear of all Liens and does not use any Public Software.  The Company has provided to Parent true and accurate copies of all Trial Data, which comprises all pre-clinical and clinical trial data that the Company is aware of with respect to its compounds and potential products. The Company has provided to Parent all material information and data known to the Company relating to safety, efficacy, and toxicity of the items set forth on Section 3.15.2 of the Schedule of Exceptions.  The Company is not aware of any negative data, adverse event or toxicity data produced by the use of any Company Technology (including, without limitation, any of the Company’s compounds or potential products) in any animal or human studies performed by the Company or any other person or entity that would: (i) have a Company Material Adverse Effect or (ii) materially compromise (A) any pre-clinical or clinical trials presently being undertaken (or proposed to be undertaken) by the Company or any third party with respect to any Company Technology or Intellectual Property Rights (including, without limitation, any of the Company’s compounds or potential products), or (B) the development or commercialization of any Company compound or potential product.

3.15.3                          Infringement.  Neither the Company nor any of its predecessors has (i) received any written charge, complaint, claim, demand, or notice alleging infringement, dilution, misappropriation or violation of the Intellectual Property Rights of any Person (including any demand to refrain from using or to license any Intellectual Property Rights of any Person in connection with the conduct of the business) or (iii) except as identified in Section 3.15.3 of the Schedule of Exceptions, agreed to, or has a contractual obligation to, indemnify any Person for or against any interference, infringement, dilution, misappropriation or violation with respect to any Intellectual Property Rights.

3.15.4                          IP Contracts.  Section 3.15.4 of the Schedule of Exceptions identifies each Contract under which the Company uses or licenses Technology or Intellectual Property Rights that are material to the operation of the business of the Company (other than Shrink Wrap Licenses) (the “Inbound IP Contracts”) or under which the Company has granted any Person any right or interest in the Company Registrations (the “Outbound IP Contracts,” and together with the Inbound IP Contracts, the “IP Contracts”).  Except as provided in the Inbound IP Contracts and Shrink Wrap Licenses, the Company does not owe any royalties or other payments for the use of any Intellectual Property Rights or Technology.

3.15.5                          Inbound IP Contracts. With respect to the Inbound IP Contracts: (i) to the Knowledge of the Company, except as identified in Section 3.15.5 of the Schedule of Exceptions, Company is the sole and exclusive licensee under each Inbound IP Contract; (ii) Company has not assigned, transferred, conveyed or otherwise encumbered any of its rights, title or interests under any Inbound IP Contract; (iii) to the Knowledge of the Company, there are no claims, judgments or settlements against or pending with respect to any Intellectual Property Rights licensed under any Inbound IP Contract; (iv) Company has not received written notice that any claims, judgments or settlements described in the prior clause are threatened; (v) to the Knowledge of the Company, no Intellectual Property Rights licensed under any Inbound IP Contract are subject of any pending interference, opposition, cancellation or patent protest; and (vi) to the Knowledge of the Company, no Third Party is infringing or misappropriating any of the Intellectual Property Rights licensed under any Inbound IP Contract.

3.15.6                          Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party, in each case, in all material respects.  The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

Section 3.16                            Insurance.   Section 3.16 of the Schedule of Exceptions sets forth a list of all policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Company and all pending outstanding claims against such insurance policies.  The Company has delivered to Parent complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto.

Section 3.17                            Related Party/Affiliate Transactions.  There are no Liabilities of the Company to any Related Party other than ordinary course, Employee- and director-related compensation and reimbursement Liabilities.  No Related Party has any interest in any property (real, personal or mixed, tangible or intangible) used by the Company in the conduct of its business.  The Company is not subject to any ongoing transactions pursuant to which the Company purchases any services, products, or Technology from, or sells or furnishes any services, products or Technology to, any Related Party.  All transactions pursuant to which any Related Party has purchased any services, products, or Technology from, or sold or furnished any services, products or technology to, the Company (each a “Related Party Transaction”) have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party

Section 3.18                            Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions (including the First Merger) or any prior merger, acquisition or divestiture transaction based upon arrangements made by or on behalf of the Company or any of its Affiliates (any such fees, commissions and reimbursement expenses, the “Broker Fees”).  Notwithstanding anything in this Agreement to the contrary, there are no fees or expenses related to the Transactions (including the First Merger) payable by the Company to any third party other than the Company Transaction Expenses.

Section 3.19                            Non-Reliance.  The Company and the Stockholders have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Parent, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent for such purpose.  Except for the specific representations and warranties expressly made by Parent in Article IV of this Agreement or any schedules or certificates delivered in connection with this Agreement, (a) each of the Company and the Stockholders specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by Parent, and (b) acknowledges and agrees that Parent has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by Parent.  In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Company and the Stockholders has relied solely upon its own investigation and the specific representations and warranties expressly made by Parent in Article IV of this Agreement or any schedules or certificates delivered in connection with this Agreement.

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and Merger Subs jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.1                                   Organizational Matters

4.1.1                                 Valid Existence; Good Standing.  Each of Parent and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.  Merger Sub II (a) is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, (b) is a disregarded entity for U.S. federal income Tax purposes and (c) will continue to be treated as a disregarded entity for federal income Tax purposes following the Closing.  Each of Parent and Merger Subs has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now or currently proposed to be conducted. Each of Parent and Merger Subs is duly licensed or qualified to do business and is in good standing under the laws of each jurisdiction in which they conduct business, except where the failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.1.2                                 Corporate Documents. The copies of the Amended and Restated Certificate of Incorporation and Second Amended and Restated By-Laws of Parent (the “Parent Charter Documents”) as most recently filed with the Parent SEC Documents (as defined below) are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the certificate of incorporation and bylaws of Merger Sub I (the “Merger Sub I Charter Documents”). The Merger Sub I Charter Documents are unmodified and in full force and effect. Parent has delivered or made available to the Company a true and correct copy of the certificate of formation and limited liability company agreement of Merger Sub II (the “Merger Sub II

Charter Documents”). The Merger Sub II Charter Documents are unmodified and in full force and effect. Neither Parent, Merger Sub I nor Merger Sub II is in violation of any of the provisions of the Parent Charter Documents, Merger Sub I Charter Documents or Merger Sub II Charter Documents, respectively.

4.1.3                                 SEC Filings; Financial Statements

(a)                                 SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since October 13, 2015 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.1 of the Schedule of Exceptions, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)                                 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject to the absence of notes and normal year-end adjustments (which shall not be material individually or in the aggregate).

(c)                                  Undisclosed Liabilities. The audited balance sheet of Parent dated as of December 31, 2017 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.

(d)                                 Nasdaq Compliance. Parent is in compliance with all of the applicable listing and corporate governance rules of the Nasdaq Capital Market, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2                                   Authority; Noncontravention.

4.2.1                                 Power; Enforceability.  Each of Parent and Merger Subs has all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations thereunder and to consummate the Transactions (including the Mergers and the issuance of the Total Merger Consideration).  The execution, delivery and performance by each of Parent and Merger Subs of the Transaction Agreements to which it is a party and the consummation by Parent and Merger Subs of the Transactions (including the Mergers and the issuance of the Total Merger Consideration), have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time shall be adopted by Parent as the sole Stockholder of Merger Sub I) and no other corporate action on the part of Parent or Merger Subs is necessary to authorize the execution, delivery and performance by Parent and Merger Subs of the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Mergers and the issuance of the Total Merger Consideration).  This Agreement has been and, when delivered at the Closing, the other Transaction Agreements to which Parent or Merger Subs is a party shall be, duly executed and delivered by Parent and Merger Subs.  Assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements to which Parent or Merger Subs is a party shall, when delivered at the Closing, constitute, the legal, valid and binding obligations of Parent and Merger Subs, enforceable against Parent and Merger Subs in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.2.2                                 No Violations.  Neither the execution and delivery of the Transaction Agreements to which Parent or Merger Subs is a party, nor the consummation by Parent or Merger Subs of the Transactions (including the Mergers), nor compliance by Parent and Merger Subs with any of the terms or provisions thereof, shall (a)  create a Conflict under any provision of the Charter Documents of Parent or Merger Subs or (b) assuming that the consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (i) violate any Law applicable to Parent or Merger Subs or any of their respective properties or assets (whether tangible or intangible), or (ii) constitute a default under, result in the termination of or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Subs under, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Subs is a party, except for such violations, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Subs to consummate the Mergers, (a “Parent Material Adverse Effect”).

Section 4.3                                   Governmental Approvals.  Except for (a) the filing of the certificates of merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (b) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws or the rules and regulations of the Nasdaq Stock Market (in each case, if required), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Subs or the consummation by Parent and Merger Subs of the Transactions (including the Mergers), other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4                                   Ownership and Operations of Merger Subs.

4.4.1                                 All of the issued and outstanding capital stock of Merger Sub I is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, Liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.  Merger Sub I was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.  As of the Closing Date, except for (a) obligations or liabilities incurred in connection with its incorporation or organization and (b) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub I has not incurred, directly or indirectly, through any of its subsidiaries or affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.4.2                                 All of the issued and outstanding capital equity of Merger Sub II is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, Liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.  Merger Sub II was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.  As of the Closing Date, except for (a) obligations or liabilities incurred in connection with its organization and (b) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub II has not incurred, directly or indirectly, through any of its subsidiaries or affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.5                                   Availability of Consideration.

4.5.1                                 Authorized and Issued Securities.  The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock.  The capitalization of Parent is as follows: (a) 33,880,370 shares of Parent Common Stock are issued and outstanding, (b) no shares of Parent Common Stock are held by Parent in its treasury, (c) 4,220,891 shares of Parent Common Stock are subject to outstanding options under the Parent Option Plans, (d) no outstanding options have been issued outside the Parent Option Plans except as set forth in this Section, (e) no shares of Parent Preferred Stock are issued and outstanding, (f) no shares of Parent Preferred Stock are subject to outstanding options under the Parent Option Plans, (g) 806,390 shares of Parent Common Stock are reserved for issuance under the Cerecor, Inc. 2016 Employee Stock Purchase Plan, (h) 18,843,265 shares of Parent Common Stock are reserved for issuance under warrants, (i) 400,000 shares of Parent Common Stock are outstanding pursuant to restricted stock awards, (j) 40,000 shares of Parent Common Stock are reserved for issuance under an underwriter’s unit purchase option, and (g) a sufficient number of shares of Parent Common Stock is available for issuance upon exercise of outstanding options under the Parent Option Plans.

4.5.2                                 Availability of Consideration.  Parent shall have available to it at the times required by this Agreement, sufficient authorized shares and/or funds to pay the Closing Merger Consideration, to make the other payments contemplated hereby and to consummate the Transactions (including the Mergers). The Total Merger Consideration, when issued, sold and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements and applicable state and federal securities laws. Subject to the accuracy of the Company’s representations and warranties contained in this Agreement, the Total Merger Consideration will be issued in compliance with all applicable federal and state securities laws

Section 4.6                                   Absence of Certain Changes or Events. Since the balance sheet of Parent dated as of June 30, 2018 contained in the Parent SEC Documents filed prior to the date hereof (the “Parent Interim Balance Sheet”), there have not been any events, changes, occurrences or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Parent Material Adverse Effect, except as disclosed in the Parent SEC Documents.  Since the Parent Interim Balance Sheet Date, Parent has been operated in the Ordinary Course of Business, except as disclosed in the Parent SEC Documents.

Section 4.7                                   Legal Proceedings.  There are no pending or, to the Knowledge of Parent or Merger Subs , threatened in writing, Actions, in either case, by or against either Parent or Merger Sub I, its properties or assets or any of either Parent or Merger Subs’ officers, directors or managers in their capacities as such, except as disclosed in the Parent SEC Documents.

Section 4.8                                   Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 4.9                                   Tax Characterization of the Mergers. Neither Parent nor its Affiliates (including Merger Sub I and Merger Sub II) have taken any action, or have any knowledge of any fact or circumstance outside of the provisions, terms and actions permitted or set forth in this Agreement, that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a)(1) of the Code.

Section 4.10                            Non-Reliance. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.  Except for the specific representations and warranties expressly made by the Company in Article III of this Agreement or any schedules or certificates delivered in connection with this Agreement, (a) Parent specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Company, and (b) acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by the Company.  In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the specific representations and warranties expressly made by the Company in Article III of this Agreement or any schedules or certificates delivered in connection with this Agreement.

ARTICLE V:  ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1                                   Conduct of Business.  Except as expressly permitted by this Agreement, or with the prior written consent of Parent, in its sole discretion or as required by applicable Law, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to ARTICLE VII (Termination), the Company shall, and shall cause the Representatives and Affiliates of the Company to, use commercially reasonable efforts to: (a) conduct its business in in the Ordinary Course of Business and in compliance with all applicable Laws, (b) maintain and preserve the License Agreements and continue to perform any and all obligations under the License Agreements in accordance with their respective terms and (c) maintain and preserve the goodwill of those having business relationships with the Company (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with suppliers, distributors, strategic partners, licensors, licensees, regulators and others having business relationships with the Company).  Without limiting the generality of the foregoing, except as set forth in the Schedule of Exceptions delivered herewith, until the Effective Time or with the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not:

5.1.1                                 issue, sell, grant, dispose of, materially amend any term of (with the exception of vesting certain stock options and amending certain stock option exercise prices), grant registration rights with respect to, pledge or otherwise encumber any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or other equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity interests;

5.1.2                                 amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Option Plan or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

5.1.3                                 redeem, purchase or otherwise acquire or cancel any of its outstanding shares of capital stock or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock or equity interests;

5.1.4                                 declare, set aside funds for the payment of or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or other equity interests or make any payments to the Stockholders in their capacity as such;

5.1.5                                 split, combine, subdivide, reclassify or take any similar action with respect to any shares of the Company’s capital stock;

5.1.6                                 form any Subsidiary;

5.1.7                                 incur, guarantee, issue, sell, repurchase, prepay or assume any (a) Company Debt, or issue or sell any options, warrants, calls or other rights to acquire any debt securities of the Company; (b) obligations of the Company issued or assumed as the deferred purchase price of property; (c) conditional sale obligations of the Company; (d) obligations of the Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (e) obligations of the Company for the reimbursement of any obligor on any letter of credit; and (f) obligations of the type referred to in clauses (a) through (e) of other Persons for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations;

5.1.8                                 sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), any of its properties or assets except in the Ordinary Course of Business;

5.1.9                                 make any capital expenditure or expenditures in excess of $10,000 except in the Ordinary Course of Business;

5.1.10                          acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof other than the acquisition of inventory and equipment in the Ordinary Course of Business;

5.1.11                          make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to any Person except in the Ordinary Course of Business;

5.1.12                          with respect to Contracts, (a) enter into, adopt,  terminate, modify, renew or amend (including by accelerating material rights or benefits under) any Material Contract, (b) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any future Subsidiary of the Company, from engaging in any line of business or in any geographic area, (c) enter into any Contract that could be breached by, or require the consent of any third party in order to continue in full force following consummation of the Transactions (including the Mergers), or (d) release any Person from, or modify or waive any material provision of, any confidentiality or non-disclosure agreement, in each case, in all material respects and outside the Ordinary Course of Business;

5.1.13                          except as provided for in this Agreement, (a) hire or terminate any employees, (b) grant any bonus, benefit or other direct or indirect compensation to any director, Employee or Consultant other than in the Ordinary Course of Business, (c) increase the coverage or benefits available under or otherwise modify or amend or terminate any (or create any new) Company Plan, except as required by applicable Law or by the terms of any Company Plan, (d) other than in the Ordinary Course of Business, enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement to which the Company is a party (or amend any such agreement in any material respect) or enter into any agreement involving an Employee or Consultant, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Company Plan or (e) enter into any Related Party Transaction;

5.1.14                          change or revoke any material election concerning Taxes or Tax Returns, file any amended income Tax Return or any income Tax Return inconsistent with past practice, enter into any closing agreement or Contract with any Governmental Authority with respect to Taxes, settle any material Tax claim or assessment, request any Tax ruling, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes;

5.1.15                          amend the Company Charter Documents;

5.1.16                          adopt a plan or agreement for or carry out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than as required by the provisions of the Transaction Agreements;

5.1.17                          pay, repurchase, prepay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000, other than the payment, discharge, settlement or satisfaction in accordance with the terms of the Liabilities reflected in the Balance Sheet;

5.1.18                          initiate, settle, agree to settle, waive or compromise any Action, in excess of $10,000;

5.1.19                          materially delay beyond normal payment terms payment of any accounts payable;

5.1.20                          grant or agree to grant any license to any of the Company’s Intellectual Property Rights;

5.1.21                          hire, appoint or terminate any director or officer of the Company except as required by the terms of this Agreement; or

5.1.22                          agree to take any of the foregoing actions.

Nothing contained in this Agreement shall give Parent or Merger Subs, directly or indirectly, rights to control the Company or its operations prior to the Effective Time.

Section 5.2                                   Company Stockholder Approval.

5.2.1                                 Written Consents.  Within 24 hours of the execution and delivery of this Agreement, Stockholders shall have delivered Stockholder Written Consents to Parent sufficient to approve the First Merger under the DGCL and the Company Charter Documents and within five Business Days of the execution and delivery of this Agreement, any remaining Stockholders required to sign a Stockholder Written Consent shall have delivered their Stockholder Written Consents to Parent.

Section 5.3                                   Commercially Reasonable Efforts.

5.3.1                                 Actions Required to Consummate Transactions.

(a)                                 Subject to the terms and conditions of this Agreement, from the date of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE VII (Termination), each of the Parties shall use (and shall cause its Affiliates to use) commercially reasonable efforts to promptly (a) take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to closing of the other Parties hereunder to be satisfied and to consummate and make effective the Transactions (including the Mergers), in each case, as expeditiously as practicable and (b) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (including the Mergers).

(b)                                 Except as may be agreed in writing by the other Parties or as may be expressly permitted pursuant to this Agreement, from the date hereof until the Effective Date or such earlier date if this Agreement is terminated pursuant to ARTICLE VII, each Party shall not and shall not permit any of its Subsidiaries to agree to take any action which could reasonably be expected to delay the consummation of the Mergers or result in the failure to satisfy any condition to consummation of Transactions (including the Mergers).

5.3.2                                 Governmental Authorities.  Each of the Parties shall use its commercially reasonable efforts to (a) cooperate with each other in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions (including the Mergers), including any proceeding initiated by a private party and (b) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.

5.3.3                                 Contractual Consents.  The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contracts as are required thereunder in connection with the Mergers or for any such Material Contracts to remain in full force and effect, so as to preserve all material rights of and material benefits to, the Company under such Material Contract from and after the Effective Time.  Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.

Section 5.4                                   Public Announcements.  Neither party shall (nor shall they permit, any Representative or Affiliate to), directly or indirectly, issue any statement or communication with any third party regarding the existence of the subject matter of this Agreement or the Transactions (including the Mergers) (including any claim or dispute arising out of or related to this Agreement or the interpretation, entering into, performance, breach or termination hereof) without the prior written consent of the other party, except as required by Law or stock market rule.

Section 5.5                                   Access to Information.  Subject to the requirements of applicable Law, the Company shall afford to Parent and Parent’s Representatives, from time to time prior to the earlier of (i) the Effective Time or (ii) the termination of the Agreement pursuant to Section 7.1, access during normal business hours to (a) all of the Company’s Facilities, books, reports, Contracts, assets, filings with and applications to Governmental Authorities, records and correspondence (in each case, whether in physical or electronic form) and (b) to the Representatives of the Company, as Parent may reasonably request, and the Company shall furnish promptly to Parent all information and documents concerning its business, financial condition and operations, properties and personnel as Parent may reasonably request and Parent shall be allowed to make copies of such information and documents.

Section 5.6                                   Confidentiality.  The Holders’ Representative on behalf of the Holders acknowledges that the success of the Surviving Company and the Parent after the Closing Date depends upon the preservation of the confidentiality of the Confidential Information (as hereinafter defined), that the preservation of the confidentiality of the Confidential Information is an essential premise of the bargain between the Parties and Parent and Merger Subs would be unwilling to enter into this Agreement in the absence of this Section 5.6.  Accordingly, Holders’ Representative on behalf of the Holders shall and shall use its commercially reasonable efforts to cause its Affiliates and their respective Representatives to, keep confidential all documents and information involving or relating to the Company or its business (the “Confidential Information”), unless (a) compelled to disclose by competent judicial process so long as reasonable prior notice of such disclosure is given to Parent and the Company and a reasonable opportunity is afforded Parent and the Company to contest the same or (b) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies hereby (clauses (a) and (b) together, the “Confidential Information Exceptions”); provided, however, that, notwithstanding the foregoing or anything in this Agreement to the contrary (including this Section 5.6), following the Closing, the Holders’ Representative shall be permitted to disclose information as required by law or to employees, advisors, agents or consultants of the Holders’ Representative and Holders, in each case who have a need to know such information and are subject to confidentiality obligations at least as restrictive as those contained in this Section 5.6.  Confidential Information does not include any document or information which (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Section 5.6 by the receiving party or its Representatives, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure hereunder, (iii) becomes available to the receiving party on a non-confidential basis from a person not known by the receiving party to be under an obligation not to transmit the information to the receiving party or (iv) is independently developed by the receiving party without reference to any of the Confidential Information.  The provisions of this Section 5.6 shall survive the Closing Date indefinitely.

Section 5.7                                   Notification of Certain Matters.  The Company shall provide reasonably prompt written notice to Parent upon becoming aware (a) that any representation or warranty made by such Party in this Agreement was, when made or subsequently has become untrue in any material respect, (b) of any failure by such Party to comply with or satisfy any of its covenants or agreements hereunder in any material respect, (c) of the occurrence or nonoccurrence of any event that could reasonably be expected to cause any condition precedent to any obligation of any Party to consummate the Transactions (including the First Merger) not to be satisfied at or prior to the Closing Date, (d) of any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions (including the First Merger), (e) of any written notice from any Governmental Authority in connection with the Transactions (including the First Merger), (f) of the commencement of any Action regarding the Transactions (including the First Merger) or otherwise relating to the Company or its business, or (g) of any other material development affecting the assets, Liabilities, business, financial condition or operations of the Company, included, but not limited to, any of the License Agreement, that could be reasonably expected to cause a Company Material Adverse; provided, however, that neither the delivery of any notice pursuant to this Section 5.7 nor obtaining any information or knowledge in any investigation pursuant to Section 5.5 or otherwise shall (i) cure any breach of, or non-compliance with, any representation or warranty requiring disclosure of such matter,  or any breach of any other provision of this Agreement, (ii) amend or supplement any scheduled disclosure made by the Company in ARTICLE III or (iii) limit the remedies available to the Party receiving, or entitled to receive, such notice, including remedies pursuant to ARTICLE II (Merger), ARTICLE VI (Conditions Precedent), ARTICLE VII (Termination), ARTICLE VIII (Indemnification) or ARTICLE IX (Misc.).

Section 5.8                                   Tax Matters.  For purposes of this Section 5.8, all references to the Company include any Subsidiary of the Company or predecessor entity of the Company and such Subsidiary.

5.8.1                                 Post-Closing and Straddle Period Tax Returns.

(a)                                 Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that relate in whole or in part to a Pre-Closing Tax Period and that first become due after the Effective Date (such Tax Returns, “Parent Tax Returns”), including all Tax Returns for taxable periods including but not ending on the Effective Date (each such period being a “Straddle Period”), and Parent shall cause the Surviving Company to pay all Taxes with respect to such periods.  Parent shall permit the Holders’ Representative a reasonable period of time, but not less than 15 days to review and comment, prior to filing, on each Parent Tax Return that reflects an item which could form the basis of a claim for indemnification pursuant to this Agreement. Parent and the Surviving Company shall incorporate all of the Holders’ Representative timely received reasonable comments with respect to any such item for which the Holders would bear liability and that are more likely than not to be upheld under applicable law.

(b)                                 In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be determined as follows: In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Effective Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.  In the case of Taxes not described in the previous sentence (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Effective Date.

(c)                                  Parent and the Company will not (and will not permit their respective Affiliates to) (i) except for Tax Returns prepared and filed in accordance with Section 5.8.1, file or amend any Tax Returns of the Company (or otherwise initiate any voluntary disclosure with any Governmental Authority) with respect to any Pre-Closing Tax Period, (ii) with respect to Parent Tax Returns prepared and filed in accordance with Section 5.8.1, after the date such Tax Returns are filed pursuant to Section 5.8.1, amend any such Parent Tax Return, (iii) make or change any Tax election or change any method of accounting for the Company that has retroactive effect to any Tax Return of the Company for a Pre-Closing Tax Period, or (iv) agree to extend or waive the statute of limitations with respect Taxes of the Company for a Pre-Closing Tax Period, in each such case except (A) with the prior written consent of the Holders’ Representative (which will not be unreasonably withheld, delayed, or conditioned), (B) if such action could not form the basis for a claim of indemnification pursuant to this Agreement, or (C) solely with respect to clauses (iii) and (iv), if required by applicable Law.

5.8.2                                 Tax Contests.  If a claim is made by any Taxing Authority, that, if successful, might result in an indemnity payment to an Indemnified Person pursuant to Article VIII, then such Indemnified Person shall give notice to the Indemnifying Party in writing of such claim and of any counterclaim the Indemnified Person proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure.  With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Holders’ Representative shall, solely at the Holders’ cost and expense, control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that Holders’ Representative must first consult, in good faith with Parent before taking any action with respect to the conduct of such Tax Claim.  Notwithstanding the foregoing, the Holders’ Representative shall not settle such Tax Claim without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, and Parent and counsel of its own choosing (at Parent’s cost) shall have the right to participate in all in-person meetings and written submissions made in connection with any such Tax Claim if such Tax Claim could have a material adverse impact on the Taxes of the Surviving Company in a taxable period or portion thereof beginning after the Closing Date.  Parent shall control all proceedings with respect to any Tax Claim relating to a taxable period or portion thereof beginning after the Closing Date; provided, however, that the Holders’ Representative shall have the right to participate in all in-person meetings and written submissions made in connection with such a Tax Claim that involves any Straddle Period or Pre-Closing Tax Period, and Parent shall not settle such Tax Claim without the prior written consent of the Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Claims shall be governed exclusively by this Section 5.8.2.

5.8.3                                 Parent, the Company, any Affiliate of Company or Parent, the Holders and the Holders’ Representative agree for all applicable Tax purposes that:

(a)                                 the entirety of the Closing Merger Consideration and Milestone Payments payable to Stockholders under the Agreement shall be allocated to Company Capital Stock or imputed interest if and as required under the Code, as applicable, and none shall be treated as compensation;

(b)                                 the rights of the Stockholders to Milestone Payments shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Laws, as appropriate, subject to Sections 483 and 1274 of the Code and Treasury Regulations thereunder; and

(c)                                  no party shall take any action or filing position inconsistent with the Tax treatment agreed to in this Section 5.8.3.

5.8.4                                 Certification.  Parent and the Holders’ Representative agree, upon request from the other party, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement (including the Mergers)).

5.8.5                                 Tax Sharing Agreements.  The Company shall terminate all Tax Sharing Agreements with respect to the Company as of the Closing Date and shall ensure that such agreements are of no further force or effect on and after the Closing Date and that there shall be no further liabilities or obligations imposed on the Company under any such agreements.

5.8.6                                 Cooperation.  Following the Closing Date, Parent, the Surviving Company, the Holders and the Holders’ Representative shall, as reasonably requested by any party hereto: (a) assist any other Party in preparing and filing any Tax Returns relating to the Company that such other Party is responsible for preparing and filing; (b) cooperate in preparing for any Tax Claim, Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Company or Merger Subs; (c) make available to the other parties and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes relating to the Company (at the cost and expense of the requesting Party); (d) provide timely notice to the other Parties in writing of any pending or threatened Tax audits or assessments relating to the Company or Merger Subs for taxable periods for which any such other Party is responsible; and (e) furnish the other Parties with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable periods for which any such other Party is responsible.  For the avoidance of doubt, the cooperation noted in this Section 5.8.6 shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any Tax controversy or proceeding, with respect to Taxes, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.8.7                                 No Section 338 Tax Election.  Neither Parent nor its Affiliates shall make a Tax election pursuant to Section 338 or Section 336(e) of the Code or any similar election under state, local or foreign Tax Law with respect to the Company in connection with the Mergers.

5.8.8                                 Transfer Taxes.  Parent on one hand, and the Holders, severally (but not jointly), on the other hand shall each be liable for 50% of any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of the Mergers (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes; provided, however, that this Section is not intended to, and shall not, apply to any income Taxes or employment Taxes imposed on any Party or any of the Holders in connection with the Mergers.  The Parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes.

Section 5.9                                   Support Agreements.  The Company acknowledges that the Persons listed on Schedule 5.9 have each executed and delivered to Parent a Support Agreement, which agreements are binding and effective as of the date hereof.

Section 5.10                            Employee Matters.

5.10.1                          Employees.  Except as set forth in the Employment Agreements, nothing in this Agreement shall give rise to any obligation by Parent to retain any Employee, any group of Employees of the Company or any Company Plan following the Closing Date.

5.10.2                          Company Plans.  Parent reserves the right to request that the Company cease contributions to and/or terminate one of more of the Company Plans effective immediately prior to Closing by providing written notice to the Company no later than 10 Business Days prior to Closing specifying which Company Plans shall be terminated and/or to which the Company shall cease contributions.  Any such cessation or termination may only be undertaken (i) in accordance with the governing documents and Contracts for the Company Plans (including through plan amendment) and (ii) if such cessation or termination conforms with applicable Laws.

5.10.3                          No Third-Party Beneficiaries.  This Section 5.10 is not intended to amend any benefit plans or arrangements of Parent or any of its Subsidiaries, to limit the ability of Parent or any of its Subsidiaries to amend, modify or terminate any of such benefit plans or arrangements or to confer third-party beneficiary rights on any Person who is not a Party to this Agreement.

Section 5.11                            Restrictive Covenant Agreements.  On the date hereof, the Company shall use commercially reasonable efforts to cause each of the Holders listed on Schedule 5.12 (each, a “Restricted Person”) to execute and deliver to Parent a Restrictive Covenant Agreement.

Section 5.12                            No Negotiations, Etc.  The Company shall not and shall cause the Holders and their respective Representatives not to, directly or indirectly solicit, initiate, or enter into any discussions or negotiations or continue in any way any discussions or negotiations with any Person or group of Persons regarding any Competing Transaction (defined below).  For purposes of this Section 5.12, “Competing Transaction” means a transaction or a series of related transactions (other than the Transactions, including the First Merger) involving (i) any sale of stock or other equity interests of more than 50% of the capital stock of the Company, (ii) a merger, consolidation, share exchange, business combination, or other similar transaction involving the Company, (iii) any sale, lease, exchange, exclusive license, mortgage, pledge, transfer, or other disposition of the assets of the Company outside the Ordinary Course of Business or (iv) any other transaction or series of transactions which could reasonably preclude the consummation of the Transactions (including the First Merger).

Section 5.13                            Release of Claims.

5.13.1                          General Release of Claims.  Effective as of the Effective Date, each Holder on behalf of itself and each of its equity holders (if any) and each of their respective Subsidiaries, Affiliates, employees, agents, advisors, heirs, legal representatives, successors and assigns (each a “Releasor”), shall completely release, acquit and forever discharge, to the fullest extent permitted by Law, Parent, the Company and their Affiliates and each of their respective current, former and future officers, directors, employees, agents, advisors, successors and assigns (collectively, the “Releasees”) from any losses, liabilities, suits, actions, debts or rights, whether fixed or contingent, known or unknown, matured or unmatured, arising out of, relating to, or in any manner connected with any facts, events or circumstances, or any actions taken, at or prior to the consummation of the Transactions (including the First Merger) that any Releasor ever had or now has against the Releasees (collectively, the “Released Matters”); provided, however, that the foregoing release shall not cover claims arising from rights of Releasor pursuant to (i) this Agreement or any other agreement, document, certificate or instrument executed or delivered in connection with the Merger Agreement by Parent in favor of such Holder and the Transactions (including the First Merger), (ii) any written indemnification agreement with such Holder or recourse under any directors and officers liability policy of the Company, (iii) any obligations under the Charter Documents as in effect on the date of the Merger Agreement with respect to the indemnification of such Holder, (iv) the Company’s existing formal written employee benefit plans, (v) any claim by such Holder who is an employee of the Company at the Effective Time in respect of (1) any ordinary course expense reimbursement amounts owing to such Holder from the Company accruing prior to the Effective Time for expenses incurred prior to the Effective Time, (2) wages, salaries, employee benefits or other cash compensation payable in the Ordinary Course of Business to the employee that remain unpaid as of the Effective Time, (3) unreimbursed claims under employee health and welfare plans, or (4) the entitlement of Releasor to continuation of coverage benefits or any other similar benefits required to be offered by law, or (vi) any claim which may not be waived as a matter of Law (collectively, the “Release of Claims”).  Effective as of the Effective Date, the Representative (on behalf of each Holder) shall not and, to the extent within its control, shall not cause or permit its equity holders or any of their respective Subsidiaries, Affiliates, employees, agents, advisors, heirs, legal representatives, successors and assigns, to assert any claims against the Releasees in respect of the Released Matters.  Each of the Holders has (a) represented and warranted that such Holder has (i) had the opportunity to consult with legal counsel of its choice, (ii) been fully informed of the nature and contents of its Release of Claims and (ii) entered into such Release of Claims freely, (b) acknowledged that it would be difficult to fully compensate Parent or any of its Affiliates for damages resulting from any breach of the provisions of such Release of Claims.  Accordingly, in the event of any actual or threatened breach of such provisions, Parent and its Affiliates shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions and recover related attorneys’ fees and costs.  Each Holder has further acknowledged that its Release of Claims constitutes a material inducement to Parent to consummate the Transactions (including the First Merger) and Parent shall be relying on the enforceability of such Release of Claims in consummating such Transactions.

Section 5.14                            Indemnification of Directors and Officers.

5.14.1                          Parent and Merger Subs agree that all rights to indemnification by the Company for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of the Company (each a “Covered Person”) shall be assumed by the Surviving Company in the Mergers and shall survive the Mergers and shall remain in full force and effect and therefore shall be enforceable against the Surviving Company in accordance with their terms following the Effective Time.

5.14.2                          The provisions of this Section 5.14 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current and former director and officer of the Company and his or her heirs and personal representatives and shall not be terminated or modified in such a manner as to adversely affect any Covered Person without the consent of such affected Covered Person (it being expressly agreed that the Covered Persons to whom this Section 5.14 applies shall be third-party beneficiaries of this Section 5.14, each of whom may enforce the provisions of this Section 5.14).

ARTICLE VI:  CONDITIONS TO CLOSING

Section 6.1                                   Conditions to Obligations of Parent and Merger Subs .  The obligations of Parent and Merger Subs to effect the Transactions (including the Mergers) are subject to the satisfaction (or waiver, if permissible under applicable Law by Parent, in its sole discretion) at or prior to the Closing of the following conditions:

6.1.1                                 Representations and Warranties.  (a) Each of the representations and warranties contained in Section 3.1 (Organizational Matters), Section 3.2 (Authority; Noncontravention; Voting Requirements) and Section 3.3 (Capitalization), shall have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date and (b) disregarding all materiality, Material Adverse Effect, substantial compliance or similar materiality qualifications, each of the other representations and warranties set forth in ARTICLE III (Representations and Warranties of the Company) shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date; provided, however, that any such representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date.  The Parties understand and agree that for the purposes of this Section 6.1.1 the representations and warranties shall not be deemed to have been modified by and the requirement that their accuracy meet the standards set in this Section 6.1.1 shall not be excused by, any disclosure made pursuant to Section 5.7 (Notification of Certain Matters) or and any discovery of information by Parent.

6.1.2                                 Performance of Obligations of Company.  The Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.

6.1.3                                 Third Party Consents.  The Company shall have delivered to Parent all necessary consents, waivers and approvals of the Governmental Authorities and the parties to any Material Contract set forth in Schedule 6.1.3 in form and substance reasonably satisfactory to Parent.

6.1.4                                 Stockholder Written Consents.  The Stockholder Written Consents shall have been obtained in accordance with applicable Law and the Company Charter Documents and delivered to Parent in accordance with Section 5.2.1.

6.1.5                                 No Litigation.  No Action shall have been instituted or commenced and no Action shall remain pending that seeks to or could reasonably be expected to (a) restrain, prevent, enjoin, prohibit or make illegal the Transactions (including the Mergers) or (b) cause any of the Transactions (including the Mergers) to be rescinded following the Closing Date.

6.1.6                                 Support Agreements.  The Support Agreements shall have been executed and delivered to Parent at or prior to the execution of this Agreement and no such Support Agreement shall have been amended, terminated, cancelled or repudiated.

6.1.7                                 Employment Agreements.  The Employment Agreements shall have been executed and delivered to Parent at or prior to the execution of this Agreement and no such Employment Agreement shall have been amended, terminated, cancelled or repudiated.

6.1.8                                 Restrictive Covenant Agreements.  The Restrictive Covenant Agreements shall have been executed and delivered to Parent at or prior to the execution of this Agreement and no such Restrictive Covenant Agreement shall have been amended, terminated, cancelled or repudiated.

6.1.9                                 Resignation of Officers and Directors.  Parent shall have received resignations, in form and substance reasonably satisfactory to Parent, effective as of the Effective Date from each officer and director of the Company.

6.1.10                          Cancellation of Certain Agreements.  Each of the Contracts listed on Section 6.1.10 of the Schedule of Exceptions shall have been terminated effective the Closing Date pursuant to documents in form and substance reasonably satisfactory to Parent.

6.1.11                          Delivery of Closing Certificates.  Parent shall have received:

(a)                                 Company Secretary’s Certificate.  A certificate in form and substance reasonably acceptable to Parent, dated as of the Closing Date, signed by the Secretary of the Company, certifying (i) the continued effectiveness of the Company Charter Documents, (ii) the names and incumbency of each of the officers of the Company executing this Agreement and each of the other Transaction Agreements, (iii) the valid adoption of resolutions of the Board of Directors of the Company approving this Agreement and the consummation of the Transactions (including the First Merger) and

(iv) that the Holders have adopted and approved this Agreement, the First Merger and the matters set forth in the Stockholder Written Consent;

(b)                                 Closing Certificate.  A certificate in form and substance reasonably acceptable to Parent dated as of the Closing Date, signed by the President of the Company certifying that the conditions precedent set forth in Section 6.1.1 and Section 6.1.2 have been met; and

(c)                                  Good Standing Certificates.  Certificates of good standing with respect to the Company issued by the Company’s jurisdiction of organization and each of the jurisdictions in which the Company does business, each dated not more than five days prior to the Closing Date;

6.1.12                          Release of Liens.  Parent shall have received payoff letters, in form and substance reasonably satisfactory to Parent, from each lender to the Company evidencing the aggregate amount of Company Debt outstanding as of the Closing Date and an agreement that, if such aggregate amount is paid to such lender on the Closing Date, such indebtedness shall be repaid in full and that all Liens of the Company related to such indebtedness shall be released forthwith.

6.1.13                          No Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

6.1.14                          Appraisal Rights.  Holders of no more than 5% of the shares of Company Capital Stock (determined immediately prior to the Effective Time on an as converted to Company Common Stock basis) shall have exercised or remain entitled to exercise appraisal rights under Section 262 of the DGCL.

6.1.15                          Letters of Transmittal.  The Company shall have delivered to Parent Letters of Transmittal or Option Termination Agreements executed by Holders of at least 95% of the Aggregate Company Stock.

6.1.16                          No Injunctions or Restraints.  No Order shall be in effect (a) enjoining, restraining, preventing or prohibiting consummation of the Transactions (including the First Merger) or (b) causing any of the Transactions (including the First Merger) to be rescinded following the Closing Date,.

Section 6.2                                   Conditions to Obligation of the Company.  The obligation of the Company to effect the Transactions (including the First Merger) is subject to the satisfaction (or waiver, if permissible under applicable Law) prior to the Closing of the following conditions:

6.2.1                                 Representations and Warranties.  (a) Each of the representations and warranties contained in Section 4.1 (Organization, Standing and Corporate Power) and 4.1.1 (Authority; Noncontravention) and Section 4.5 (Availability of Consideration) shall have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date and (b) disregarding all materiality, Material Adverse Effect, substantial compliance or similar materiality qualifications, each of the other representations and warranties set forth in ARTICLE IV (Representations and Warranties of Parent and Merger Subs) shall have been true and correct when made and as of the Closing Date with the same force and effect as if made at and as of the Closing Date; provided, however, that any such representation or warranty expressly made as of a specified date shall only need to have been true on and as of such date.

6.2.2                                 Performance of Obligations of Parent and Merger Subs.  Parent and Merger Subs shall have performed in all material respects all covenants, agreements and obligations required to be performed by them under this Agreement prior to the Closing.

6.2.3                                 Delivery of Parent Secretary’s Certificate.  The Company shall have received a certificate in form and substance reasonably acceptable to the Company, dated as of the Closing Date, signed by the Secretary of Parent, certifying (A) the continued effectiveness of Parent’s Charter Documents, (B) the names and incumbency of each of the officers of Parent executing this Agreement and each of the other Transaction Agreements and (C) the valid adoption of resolutions of the Board of Directors of Parent approving this Agreement and the consummation of the Transactions (including the Mergers).

Section 6.3                                   Frustration of Closing Conditions.  None of the Company, Parent or Merger Subs may rely on the failure of any condition set forth in Section 6.1 or Section 6.2.1 to be satisfied if such failed condition is the result of a breach of its obligations under this Agreement.

ARTICLE VII:  TERMINATION

Section 7.1                                   Termination.  This Agreement may be terminated and the Transactions (including the Mergers) abandoned at any time prior to the Closing:

7.1.1                                 By the mutual written consent of the Company and Parent;

7.1.2                                 By the Company or Parent, if any final and non-appealable Order has the effect of enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Mergers;

7.1.3                                 By Parent, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) and, in the case of the representations and warranties, measured on the date of this Agreement or as of any subsequent date (as if made on such date) up to the Closing Date, such that the condition to Closing set forth in Section 6.2.1 or Section 6.2.2 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) 20 days after written notice thereof is delivered to the Company and (ii) the Outside Date; provided that the failure of any of the Company’s representations or warranties to be true and correct as of the date of this Agreement shall not be subject to cure;

7.1.4                                 By the Company, if any of the representations or warranties of Parent set forth in ARTICLE IV shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.1 and 6.1.16 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) 20 days after written notice thereof is delivered to Parent and (ii) the Outside Date; provided that this provision shall not be available to the Company if the Company is then in breach of this Agreement; and provided further that the failure of any of the representations or warranties of Parent to be true and correct as of the date of this Agreement shall not be subject to cure; and

7.1.5                                 By either the Company or Parent, upon written notice to the other Party, if the Mergers shall not have been consummated on or before December 31, 2018, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the failure of the Mergers to occur on or before the Outside Date.

Section 7.2                                   Effect of Termination.  In the event this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void (other than the provisions of this ARTICLE VII, Section 5.4 (Public Announcement), Section 5.6 (Confidentiality), Section 9.13 (Governing Law), Section 9.14 (Exclusive Jurisdiction; Venue; Service of Process) and Section 9.15 (Jury Trial) and any provision hereof that forms the basis for a claim of breach of this Agreement prior to the termination of this Agreement, all of which shall survive termination of this Agreement and remain in full force and effect), without further liability on the part of the Parties or any of their respective directors, officers or Affiliates, except that nothing shall relieve any Party from liability related to claims sounding in contract, tort or otherwise related to a material breach of this Agreement prior to the termination of this Agreement.

ARTICLE VIII:  SURVIVAL AND INDEMNIFICATION

Section 8.1                                   Survival.  All representations, warranties and pre-closing covenants of the Parties contained in this Agreement or any other Transaction Agreement or in any certificate or Schedule delivered hereunder or thereunder shall survive the Closing until the fifteen-month anniversary of the Closing Date or such later time as such period may be extended by tolling periods and other extensions (the “Initial Survival Date”); provided however that, (a) the representations and warranties contained in Section 3.9 (Taxes) shall survive until 30 days following expiration of the applicable statute of limitations; (b) the representations and warranties contained in Section 3.1 (Organizational Matters), Section 3.2 (Authority; Noncontravention; Voting Requirements), Section 3.3 (Capitalization), Section 3.15 (Intellectual Property), and Section 3.18 (Brokers and Other Advisors) (collectively, the “Company Special Representations”), and the representations and warranties at Section 4.1 (Organization, Standing and Corporate Power), 4.1.1 (Authority; Noncontravention), Section 4.3 (Governmental Approvals), Section 4.4 (Ownership and Operations of Merger Subs), Section 4.5 (Availability of Consideration) and Section 4.8 (Brokers and Other Advisors) (collectively, the “Parent Special Representations” and collectively with the Company Special Representations, the “Special Representations”) shall survive for a period of 10 years after the Closing Date or such later time as may be extended by tolling periods and other extensions and (c) all of the post-closing covenants, agreements and obligations of the Parties contained in this Agreement or any other document, certificate, Schedule or instrument delivered or executed in connection herewith shall survive for a period of 10 years following the Closing Date (the Initial Survival Date or the last day of any of the periods specified in clauses (a), (b) and (c), the “Survival Date”).  Notwithstanding the foregoing, if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof prior to the applicable Survival Date, the claim and any representations and warranties or covenants underlying such claim, shall continue until such claim is finally resolved pursuant to the terms of this ARTICLE VIII.  Notwithstanding anything in this Agreement to the contrary, claims for fraud, willful misconduct or intentional misrepresentation shall survive indefinitely.

Section 8.2                                   Indemnification.

8.2.1                                 Indemnification by Holders.  Subject to the terms, conditions and limitations of this ARTICLE VIII, the Holders shall severally (but not jointly) indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses suffered, sustained or incurred by any such Parent Indemnified Person, whether or not involving a Third Party Claim, caused by, in connection with, as a result of or arising out of:

(a)                                 any breach of, or misrepresentation or inaccuracy (or any Third Party Claim alleging facts that, if true, would be a breach of, misrepresentation or inaccuracy) in any of the representations or warranties made by the Company in this Agreement or in any other Transaction Agreement to which it is a party, including in any certificate delivered by or on behalf of the Company pursuant hereto, without giving effect to any qualifications as to materiality, Material Adverse Effect, substantial compliance or similar qualifications contained in such representations and warranties;

(b)                                 any breach of or failure to perform any covenant or agreement of the Company provided for in this Agreement or any other Transaction Agreement to which it is a party;

(c)                                  Pre-Closing Taxes;

(d)                                 any Company Transaction Expenses not paid at or prior to the Closing or otherwise allocated for in the Closing Merger Consideration;

(e)                                  any inaccuracy in the Securities Payment Schedule;

(f)                                   any appraisal rights exercised by any Stockholder to the extent not covered by amounts returned to the Parent with respect to Dissenting Shares pursuant to Section 2.9; and

(g)                                  any fraud committed by any Holder or the Company, including any director, officer or Employee of the Company, in connection with the negotiation and execution of this Agreement or the other Transaction Agreements and the consummation of the Transactions (including the First Merger).

8.2.2                                 Indemnification by the Parent.  Subject to the terms, conditions and limitations of this ARTICLE VIII, the Parent shall indemnify, defend and hold harmless the Holder Indemnified Persons from and against any and all Losses suffered, sustained or incurred by such Holder Indemnified Person, whether or not involving a Third Party Claim, claims between the Parties, or otherwise relating to, as a result of, arising out of, or by virtue of:

(a)                                 any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties made by the Parent or Merger Subs in this Agreement, including in any certificate delivered by or on behalf of the Parent or Merger Subs pursuant hereto, without giving effect to any qualifications as to materiality, Material Adverse Effect, substantial compliance or similar qualifications contained in such representations and warranties; and

(b)                                 any breach of or failure to perform any covenants or agreements of the Parent or Merger Subs provided for in this Agreement or any other Transaction Agreement to which it is a party; provided, however, that notwithstanding anything in this Agreement to the contrary, neither the Parent nor the Surviving Company shall be liable to any Holder for any payment inaccuracy if such payment is made in accordance with the Securities Payment Schedule.

8.2.3                                 General Limitations on Claims.  Notwithstanding the foregoing:

(a)                                 (i) the aggregate amount that may be recovered by the Parent Indemnified Persons or the Holder Indemnified Persons for Losses under Section 8.2.1(a) or Section 8.2.2(a)) (except with respect to any Special Representations), respectively, shall not exceed the Cap

Amount and (ii) the aggregate amount that may be recovered by the Parent Indemnified Persons or the Holder Indemnified Persons for Losses (A) under Section 8.2.1(a) or Section 8.2.2(a)) with respect to any Special Representations and (B) Section 8.2.1(b), Section 8.2.2(b) and Section 8.2.1(c), respectively, shall not exceed the Total Merger Consideration actually paid to holders hereunder (with the Parent Common Stock having a deemed value equal to the Average Parent Stock Price as of the Closing Date); provided, however, that the indemnification obligations of the Holders and the Parent with respect to Losses arising from or relating to any fraud, willful misconduct or intentional misrepresentation shall not be subject to any limitation;

(b)                                 the Indemnifying Party shall not be liable to any Parent Indemnified Person for Losses under Section 8.2.1(a), 8.2.1(b), 8.2.2(a)) or 8.2.2(b), respectively, until the aggregate amount of such Losses exceeds the Deductible, in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible;

(c)                                  for purposes of determining the amount of any Losses resulting from or in connection with the breach of any representation or warranty made by the Company or any Holder, such representations and warranties shall be read as though none of them were subject to materiality, Material Adverse Effect, substantial compliance or similar qualifications;

(d)                                 notwithstanding anything in this Agreement to the contrary, all indemnification obligations under this ARTICLE VIII shall exclude punitive or exemplary damages (except to the extent that Losses payable to a third party as a result of a Third Party Claim include punitive or exemplary damages);

(e)                                  payments by an Indemnifying Party pursuant to Section 8.2.1 or Section 8.2.2 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received (net of any increase in premiums for such insurance with respect thereto); the Parent Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses; and

(f)                                   (i) any Losses for which any Indemnified Party is entitled to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement and (ii) no Indemnified Party shall have any indemnification obligations hereunder for any Losses arising out of a breach of or inaccuracy of any representation, warranty, covenant or agreement set forth in this Agreement (and the amount of any such Losses incurred in respect of such breach or inaccuracy shall not be included in the calculation of any limitations on indemnification set forth herein) solely to the extent Losses arising from such matter giving rise to such breach or inaccuracy were included in the determination of the Closing Adjustment Shares, Company Debt, Company Transaction Expenses or Working Capital Adjustment for purposes of determining adjustments to the Closing Merger Consideration.

8.2.4                                 Holder Limitation.   Except (a) with respect to Losses by reason of any claims brought on the basis of fraudulent or willful misconduct or intentional misrepresentation or (b) if the Mergers do not close, in no event shall the Parent Indemnified Persons have the right under this Agreement to recover from any Holder any amounts in excess of the Total Merger Consideration paid to such Holder hereunder.

Section 8.3                                   Claims for Indemnification; Resolution of Conflicts.

8.3.1                                 Direct Claims for Indemnification.   Subject to the limitations set forth above, any Parent Indemnified Person or Holder Indemnified Person (as represented by Holders’ Representative) (each, an “Indemnified Person”) may seek recovery of Losses pursuant to this Section 8.3.1 not involving a third party by delivering to Holders’ Representative (on behalf of the Holder Indemnifying Parties) or the Parent (each, an “Indemnifying Party”) as applicable, a written notice (a) stating that an Indemnified Person has paid, sustained, suffered or incurred a Loss, and (b) specifying in reasonable detail the nature of the Loss, including an estimate (if reasonably apparent) of the amount of the Loss (a “Indemnification Claim Notice”); provided, however that (1) the Indemnification Claim Notice need only specify such information to the knowledge of such Indemnified Person as of the date of such Indemnification Claim Notice, (2) shall not limit any of the rights or remedies of any Indemnified Person except to the extent that a material omission or misstatement was knowingly made in bad faith by such Indemnified Person and the Indemnifying Party shall have been materially prejudiced thereby and (3) may be updated and amended from time to time by the Indemnified Person by delivering an updated or amended Indemnification Claim Notice as provided for in the preceding sentence.   All claims for indemnification under this Section 8.3 (i) by any Holder Indemnified Person may only be made on behalf of such Holder Indemnified Person by Holders’ Representative and (ii) against any Holder Indemnifying Party shall be addressed to Holders’ Representative.  The Indemnifying Party may object to a claim for indemnification set forth in an Indemnification Claim Notice by delivering a notice to the Indemnified Person seeking indemnification within 30 days of the delivery of the applicable Indemnification Claim Notice or in the case of an amended Indemnification Claim Notice, within 30 days of the delivery of the applicable amended Indemnification Claim Notice (the “Indemnification Claim Objection Deadline”), setting forth in reasonable detail the objections to the claim.  If the Indemnifying Party either notifies the applicable Indemnified Person that it does not object or does not object in writing by the Indemnification Claim Objection Deadline, such failure to so object shall be an irrevocable acknowledgment that the Indemnified Person is entitled to the full amount of the claims set forth in such Indemnification Claim Notice, and the Indemnifying Party shall take all necessary actions under this Agreement to effect payment in respect thereof.

8.3.2                                 Resolution of Conflicts.

(a)                                 If an Indemnifying Party timely delivers an Objection Notice in accordance with Section 8.3.1, the Indemnifying Party and the Indemnified Person(s) shall attempt in good faith for 30 days to resolve such dispute.  If the Indemnifying Party and the Indemnified Person(s) reach an agreement with respect to such dispute, a memorandum setting forth such agreement shall be prepared and signed by the parties (a “Settlement Memorandum”).

(b)                                 If the Indemnifying Party and the Indemnified Person(s) are unable to resolve such dispute during such 30-day period, any party to such dispute may institute dispute resolution proceedings in accordance with Section 9.14 and Section 9.15 with respect to the matter.  Any final and non-appealable written decision, judgment or award rendered by a court of competent jurisdiction as to the validity and amount of any claim in such Indemnification Claim Notice shall be final, binding, and conclusive upon the parties to such dispute and any other Indemnifying Parties and Indemnified Persons.

8.3.3                                 Third Party Claims.

(a)                                 In the event that any Action is instituted, or that any claim is asserted, by any Person not party to this Agreement in respect of an indemnifiable matter hereunder (a “Third Party Claim”), the Indemnified Person seeking indemnification for any related Loss shall notify in writing the Indemnifying Party of any such Action or claim promptly after receiving notice thereof (each, a “Third

Party Indemnification Claim Notice”); provided, however, that no delay on the part of the Indemnified Person in giving any such notice shall relieve an Indemnifying Party of any indemnification obligations unless, and only to the extent that, such Indemnifying Party is actually and materially prejudiced by such delay and then only to the extent of such prejudice.  Subject to the provisions of this Section 8.3.3, and assuming the Indemnified Person does not have the right to elect or does not choose to elect in its Third Party Indemnification Claim Notice to assume the defense of the Third Party Claim in accordance with clause (d) of this Section 8.3.3, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim on behalf of the Indemnified Person through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Person if the Indemnifying Party notifies the Indemnified Person in writing within 30 days (or sooner, if the nature of the Third Party Claim so requires) of its intent to do so and confirms that the Indemnifying Party shall be obligated to indemnify the Indemnified Person against all resulting Losses in accordance with this Agreement.  If the Indemnifying Party does not elect within 30 days (or sooner, if the nature of the Third Party Claim so requires) to defend against, negotiate, settle or otherwise deal with any Third Party Claim, the Indemnified Person may defend against, negotiate, settle or otherwise deal with such Third Party Claim with counsel of its choice at the expense of the Indemnifying Party.

(b)                                 If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim:

(i)                                     the Indemnifying Party shall use its commercially reasonable efforts to defend such Third Party Claim;

(ii)                                  the Indemnified Person, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Person’s rights to defense and indemnification pursuant to this Agreement and without such actions being determinative of the amount of any indemnifiable Losses, except to the extent the Indemnifying Party’s ability to defend such action is actually and materially prejudiced by such actions; and

(iii)                               the Indemnified Person may participate in the defense of such Third Party Claim with separate counsel at its own expense or, if so requested by the Indemnifying Party or, if in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable, at the reasonable expense of the Indemnifying Party.

(c)                                  In connection with this Section 8.3.3, the Parties agree to:

(i)                                     cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim;

(ii)                                  make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim;

(iii)                               preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims; and

(iv)                              provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another Party hereto;

provided that such cooperation referenced in clauses (i) through (iv) shall not be required if it could reasonably be expected to result in a waiver of any attorney-client, work product or other privilege, and provided further that the Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among Employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(d)                                 Except as permitted in this Section 8.3.3, the Indemnifying Party shall not, without the written consent of the Indemnified Person(s) (such consent not to be unreasonably conditioned, withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that an Indemnified Person’s written consent shall not be required if (i) the claimant provides such Indemnified Person an unqualified release from all liability in respect of the Third Party Claim, (ii) such Settlement does not impose any additional liabilities or obligations on the Indemnified Person and (iii) with respect to any non-monetary provision of such Settlement, such provisions could not have, or be reasonably expected to have, any adverse effect on the business, assets, financial condition or results of operations of the Indemnified Person and its Subsidiaries, if any.  Any Settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Losses with respect to any related claims for indemnification pursuant to this ARTICLE VIII.  The costs incurred by Holders’ Representative pursuant to participating in the defense of any Third Party Claims shall constitute Holders’ Representative Expenses.

(e)                                  Notwithstanding anything in this Agreement to the contrary, if (i) a Third Party Claim seeks relief other than the payment of monetary damages, (ii)  the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment, or (iii) the Indemnified Person reasonably concludes that the amount of the Third Party Claim and associated defense costs shall exceed the limits on the Indemnifying Party’s obligations under Section 8.2.3(a) or the Indemnifying Party’s financial resources available to defend against the Third Party Claim, then, in each such case, the Indemnified Person alone shall be entitled to contest, defend and settle such Third Party Claim.  If the Indemnified Person elects to exercise such right to contest, defend and settle such Third Party Claim, then the Indemnified Person shall notify the Indemnifying Party of such election within 30 days of the later of (x) receiving the applicable Third Party Indemnification Claim Notice or (y) the occurrence of the event giving rise to the Indemnified Person’s right to make such election pursuant to clause (i), (ii) or (iii) of this Section 8.3.3(e).  In such event, the Indemnified Person shall instead have the right to be represented by counsel of its choice (of which it shall notify the Indemnifying Party) at the Indemnifying Party’s reasonable expense and to defend against, negotiate, settle or otherwise deal with any Third Party Claim.  If the Indemnified Person elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, then (1) the Indemnified Person shall use its commercially reasonable efforts to defend such Third Party Claim, conduct such defense in a good faith and reasonably diligent manner, keep the Indemnifying Party reasonably informed of the status of such defense, and use commercially reasonable efforts to cooperate with the Indemnifying Party with respect to such defense during the course of such defense, and (2) the Indemnifying Party may participate, at its own expense, in the defense of such Third Party Claim.  If the Indemnified Person does not elect to contest, defend and settle such Third Party Claim, then the Indemnifying Party shall then have the right to contest and defend such Third Party Claim as described above in Section 8.3.3(a).  Notwithstanding the foregoing, any Third Party Claims in respect of Taxes shall be governed by Section 5.8.2 rather than this Section 8.3.3.

8.3.4                                 Surviving Company.  The Parties acknowledge and agree that if the Surviving Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any misrepresentation or inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Company as an Indemnified Person) the Parent shall also be deemed, by virtue of its ownership of the equity interests of the Surviving Company, to have incurred Losses as a result of and in connection with such misrepresentation, inaccuracy or breach.

8.3.5                                 Exclusive Remedies.  Subject to any claim for fraud and Section 9.9, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.3.5 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.9.

8.3.6                                 Indemnification Adjusts Merger Consideration for Tax Purposes.  Each Party shall, including retroactively, treat indemnification payments under this Agreement as adjustments to the Closing Merger Consideration and Milestone Payments for Tax purposes to the extent permitted under applicable Law.

8.3.7                                 No Subrogation.  No Holder shall make any claim for indemnification against either the Parent Indemnified Persons or the Surviving Company based on the fact that such Holder was a controlling person, director, Employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Charter Document, a Contract or otherwise) with respect to any claim brought by a Parent Indemnified Person against any Holder under or relating to this Agreement or any other Transaction Agreement or the Transactions.  With respect to any claim brought by a Parent Indemnified Person against any Holder under or relating to this Agreement, any Transaction Agreement or the Transactions, each Holder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any indemnification obligation or any other liability to which such Holder may become subject under or in connection with this Agreement.

8.3.8                                 Payment of Claims. Claims for indemnification by a Parent Indemnified Person against any Holder pursuant to this ARTICLE VIII will be satisfied (a) first, by reducing the amount of any Milestone Payments then payable but not yet paid by all or a portion of such Losses and (b) second, at the discretion of the Indemnifying Party, in cash or by the forfeiture and automatic transfer to Parent of the number of shares of Parent Common Stock equal in value to the amount of the Losses claimed by the Parent Indemnified Person (based upon the Average Parent Stock Price as of the date of the delivery of the Indemnification Claim Notice).

Section 8.4                                   Holders’ Representative.

8.4.1                                 Appointment.  By virtue of approving the First Merger and the execution of the Support Agreements, each of the Holders shall irrevocably nominate, constitute and appoint Holders’ Representative with full power of substitution, to act in the name, place and stead of the Holders for purposes of executing any documents and taking any actions that Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under this ARTICLE VIII or set-off in satisfaction of claims.  David Maizenberg hereby accepts its appointment as Holders’ Representative.

8.4.2                                 Authority.  The Holders grant to Holders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Holder (in the name of any or all of the Holders or otherwise) any and all documents that Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Holders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 8.4.  Notwithstanding anything in any Transaction Agreement to the contrary:  (a) each Indemnified Person shall be entitled to deal exclusively with Holders’ Representative on all matters relating to any claim for indemnification, compensation, reimbursement or set off pursuant to ARTICLE VIII; and (b) the Parent, each Parent Indemnified Person and each Holder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by Holders’ Representative and on any other action taken or purported to be taken on behalf of any Holder by Holders’ Representative as fully binding upon such Holder.  A decision, act, consent or instruction of Holders’ Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.4 or Section 9.5 shall constitute a decision of the Holders and shall be final, binding and conclusive upon the Holders.  Parent, Merger Subs, and the Surviving Company may rely upon any such decision, act, consent or instruction of Holders’ Representative as being the decision, act, consent or instruction of the Holders.  Parent, Merger Subs, and the Surviving Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Holders’ Representative.

8.4.3                                 Power of Attorney.  The Holders recognize and intend that the power of attorney granted to the Holders’ Representative: (a) is coupled with an interest and is irrevocable; (b) may be delegated by Holders’ Representative; and (c) shall survive the death, dissolution or incapacity, as applicable, of each of the Holders.

8.4.4                                 Replacement.  If Holders’ Representative is dissolved, resigns or is otherwise unable to fulfill its responsibilities hereunder, the Holders shall (by consent of those Persons entitled to at least a majority of the Milestone Payments), within ten days after such dissolution, resignation or inability, appoint a successor to Holders’ Representative reasonably satisfactory to Parent.  Any such successor shall succeed Holders’ Representative as Holders’ Representative hereunder.  If for any reason there is no Holders’ Representative at any time, all references herein to Holders’ Representative shall be deemed to refer to the Holders who may take action by the written consent of Persons entitled to at least a majority of the Milestone Payments.

8.4.5                                 Indemnification; Holders’ Representative Expenses.  The Holders’ Representative shall not be liable to the Holders for any action taken or omitted to be taken by it as Holders’ Representative except in the case of willful misconduct or gross negligence.  The Holders shall severally, but not jointly, indemnify Holders’ Representative and hold Holders’ Representative harmless from and against all Holders’ Representative Expenses.  The foregoing indemnities will survive the Closing, the resignation or removal of the Holders’ Representative or the termination of this Agreement.

ARTICLE IX:  GENERAL PROVISIONS

Section 9.1                                   Interpretation.  The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and the other Transaction Agreements:

9.1.1                                 Provisions.

(a)                                 When a reference is made in this Agreement or another Transaction Agreement to an “Article,” “Section,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)                                 The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)                                  Whenever the words “include,” “includes,” or “including” are used in this Agreement or any other Transaction Agreement, such words shall be deemed to be followed by the words “without limitation.”

(d)                                 The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.

(e)                                  The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.

(f)                                   The defined terms contained in this Agreement or any of the other Transaction Agreements are applicable to the singular as well as the plural forms of such terms.  Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.

(g)                                  A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.

(h)                                 Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.

9.1.2                                 No Presumption.  The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.

Section 9.2                                   Notices.  All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (a) when personally delivered, (b) when receipt is electronically confirmed, if sent by facsimile or email of a PDF document, (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt or (d) three Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, facsimile number or email address following such Party’s name below or such other address, facsimile number or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 9.2:

If to Parent or Merger Subs, to:

Cerecor, Inc.

400 East Pratt Street, Suite 606

Baltimore, MD 21202

E-mail: jmiller@cerecor.com

Attention: Joseph Miller

with copies (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attention: Donald R. Reynolds

Email: dreynolds@wyrick.com

Facsimile: (919) 865-2805

If to the Company, to:

c/o David Maizenberg

11552 Irving Street

Westminster, Colorado 80031

Email: david@biologypartners.com

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116-3726
Attention: Ryan Sansom, Esq.
Email: rsansom@cooley.com

If to Holders’ Representative, to:

David Maizenberg

11552 Irving Street

Westminster, Colorado 80031

Email: david@biologypartners.com

with a copy (which shall not constitute notice) to:

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116-3726
Attention: Ryan Sansom, Esq.
Email: rsansom@cooley.com

Section 9.3                                   Assignment and Succession.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the written consent of the other Parties, except that Parent or Merger Subs may, without the prior consent of any other Party, (a) assign any or all of its rights, interests and obligations under this Agreement to any

Affiliate of Parent, (b) assign this Agreement and any of its rights and obligations hereunder to the purchaser of all or substantially all of its equity securities or assets by merger, contract or otherwise in one transaction or a series of related transactions and (c) collaterally assign this Agreement to any lender; provided that no such assignment shall relieve the assigning party of any of its obligations hereunder.  Any assignment of this Agreement or any of the rights, interests or obligations hereunder not permitted under this Section 9.3 shall be null and void ab initio.  Subject to the foregoing terms of this Section 9.3, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.4                                   Amendment or Supplement.  Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Parent, Merger Subs and the Company and, when amended on or after the Closing, by Parent, the Surviving Company and Holders’ Representative.  For purposes of this Section 9.4, the Holders have agreed pursuant to the Support Agreements that any amendment of this Agreement consented to by Holders’ Representative shall be binding on and enforceable against them, whether or not they have signed this Agreement or such amendment, except those relating to the Total Merger Consideration, which shall require the vote of 67% of the Holders.

Section 9.5                                   Waivers.  No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective.  No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder.  No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.

Section 9.6                                   Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof, the Confidentiality Agreement and the Support Agreements, contain the entire understanding of the Parties with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior and contemporaneous, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter (other than the Confidentiality Agreement and the Support Agreements).  Upon the Closing, the Confidentiality Agreement shall automatically terminate and none of the Parties shall have any further Liability or obligation thereunder.

Section 9.7                                   No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under this Agreement, except (a) that after the Effective Time, Parent Indemnified Persons and Holder Indemnified Persons shall be third party beneficiaries for purposes of enforcing the rights granted to such Parent Indemnified Persons and Holder Indemnified Persons under Section 8.2 and (b) and set forth in Section 5.14.  For the avoidance of doubt, no consent of any Indemnified Person shall be necessary to amend any provision of this Agreement.

Section 9.8                                   Remedies Cumulative.  All rights and remedies of each of the Parties shall be cumulative and the exercise of any one or more rights or remedies shall not preclude the exercise of any other right or remedy available hereunder or under applicable Law.

Section 9.9                                   Specific Performance.  The Parties agree that Parent and Merger Subs would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be compensated adequately by monetary damages alone.  Accordingly, the Parties agree that, in addition to any other remedy to which they may be entitled to at Law or in equity, Parent and Merger Subs shall be entitled to seek temporary, preliminary and/or permanent injunctive relief or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right of Parent to compel the other Parties to cause the Mergers to be consummated on the terms and subject to conditions set forth in this Agreement) without having to prove irreparable harm or that monetary damages would be inadequate.  The Company expressly waives any requirement under any Law that Parent or Merger Subs obtain any bond or give any other undertaking in connection with any action seeking injunctive relief or specific performance of any of the provisions of this Agreement.  The Company further agrees that in the event of any action for specific performance relating to this Agreement or the Mergers, it shall not assert and hereby waives the defense that a remedy at Law would be adequate or that specific performance is not an appropriate remedy for any reason in Law or equity.

Section 9.10                            Severability.  If a court of competent jurisdiction finds that any term or provision of the Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of the Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Mergers shall not be affected in any manner materially adverse to any Party.  Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable.  Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.

Section 9.11                            Costs and Expenses.  Except as otherwise specified herein, whether or not the Mergers are consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Mergers.

Section 9.12                            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument.  The exchange of copies of this Agreement and manually executed signature pages by transmission by facsimile or by email of a PDF of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes.  The signature of a Party transmitted by facsimile or other electronic means shall be deemed to be an original signature for any purpose.

Section 9.13                            Governing Law.  This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.

Section 9.14                            Exclusive Jurisdiction; Venue; Service of Process.  In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Transaction Agreements or the Mergers, each of the Parties (a) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent that such court does not accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.14, (c) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.2.  The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 9.15                            JURY TRIAL. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNDER THE PROFESSIONAL ADVICE OF COUNSEL WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION AGREEMENTS OR THE MERGERS BETWEEN ANY OF THE PARTIES.

Section 9.16                            Conflict of Interest. If the Holders’ Representative so desires, acting on behalf of the Holders and without the need for any consent or waiver by the Company or Parent, Cooley LLP (“Cooley”) shall be permitted to represent the Holders after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims.  Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Holders or the Holders’ Representative consents in writing at the time to such engagement.  Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

Section 9.17                            Attorney-Client Privilege. The attorney-client privilege of the Company related to the Mergers shall be deemed to be the right of the Holders, and not that of the Surviving Company, following the Closing, and may be waived only by the Holders’ Representative.  Absent the consent of the Holders’ Representative, neither Parent nor the Surviving Company shall have a right to access attorney-client privileged material of the Company related to the Mergers following the Closing (collectively, the “Protected Material”).  Upon and after the Closing, none of Parent, the Surviving Company, nor their Affiliates shall have any right of access to any communications relating to the Protected Material.

* * *

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

CERECOR, INC.

By:	/s/ Peter Greenleaf
Name: Peter Greenleaf
Title: Chief Executive Officer

ITX MERGER SUB, INC.

By:	/s/ Peter Greenleaf
Name: Peter Greenleaf
Title: Chief Executive Officer

SECOND ITX MERGER SUB, LLC

By:	/s/ Peter Greenleaf
Name: Peter Greenleaf
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

ICHORION THERAPEUTICS, INC.

By:	/s/ Patrick J. Crutcher
Name: Patrick J. Crutcher
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

HOLDERS’ REPRESENTATIVE

/s/ David Maizenberg
David Maizenberg

[Signature Page to Agreement and Plan of Merger]

Exhibit 99.1

Cerecor to Acquire Ichorion Therapeutics

Transaction worth approximately $26.5 Million in Stock plus potential milestones accelerates Cerecor’s transformation strategy; Strengthens Rare Disease Pipeline and Expands Pediatric Portfolio

BALTIMORE, MD — September 25, 2018 — Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in development and commercialization of treatments for orphan disorders, announced today that it has agreed to acquire Ichorion Therapeutics, Inc. Ichorion is a privately-held biopharmaceutical company focused on developing treatments and increasing awareness of inherited metabolic disorders known as Inborn Errors of Metabolism (IEMs). The terms of the agreement include the issuance of approximately 5,800,000 shares of Cerecor common stock at closing, subject to an end of 2019 lock-up, and development milestones worth up to an additional $15 million, payable either in Cerecor stock or in cash in certain circumstances.

The transaction was unanimously approved by the Board of Directors of both Cerecor and Ichorion and is expected to close later today.

Ichorion has established a unique pipeline of genetically-targeted therapies that complement Cerecor’s mission of developing treatments for pediatric and orphan indications. Their pipeline augments the existing neurology assets in Cerecor’s pipeline, adding multiple substrate replacement therapies with the potential to leverage the 505(b)(2) pathway to accelerate development and approval.  There is the potential for the first 505(b)(2) program’s New Drug Application (NDA) to be submitted within calendar year 2020. Ichorion has also expanded a platform chemistry to address IEMs that are unresponsive to traditional substrate replacement. The combined pipeline is exclusively focused on therapeutic approaches that have demonstrated clinical or genetic validation in neurological and pediatric orphan disorders with high unmet medical needs.

Peter Greenleaf, Cerecor’s Chief Executive Officer, stated, “We are extremely excited to complete this acquisition, as these clinical and preclinical assets solidify our pipeline of rare disease and orphan drugs.  Specifically, these compounds fit nicely into our Pediatric Portfolio, complementing both our orphan drug pipeline and commercial footprint in Pediatrics. The bonus is the potential for expedited development and approval by taking advantage of the 505(b)(2) hybrid pathway. Two of Ichorion’s programs have already been granted Rare Pediatric Disease Designation and are eligible for Priority Review Vouchers upon approval. We also anticipate potential regulatory designations that can further accelerate our ability to put these medicines in the hands of physicians and caregivers to treat children afflicted with these rare diseases.”

Benefits of the Transaction

•                  Compelling, non-cash transaction for Cerecor shareholders:  Cerecor continues to build a commercial footprint that provides non-dilutive cash to fund pipeline development. This stock transaction accelerates Cerecor’s transformation towards an organization focused on advancing a robust pipeline and bringing new therapies to market.

•                  Value creation through pipeline assets: The integration of Ichorion’s substrate replacement therapies enhances the Cerecor rare disease pipeline and broadens a portfolio of pediatric products in development. Two of Ichorion’s 505(b)(2) candidates have been granted Rare Pediatric Disease Designation by the FDA, making them eligible to receive Priority Review Vouchers upon approval of an NDA.  Under Section 529 to the Federal Food, Drug, and Cosmetic Act (FD&C Act), FDA awards priority review vouchers to sponsors of rare pediatric disease product applications that meet certain criteria. Under this program, a sponsor who receives an approval for a drug or biologic for a “rare pediatric disease” may qualify for a voucher that can be redeemed by the sponsor or another company to receive a priority review of a subsequent marketing application for a different product. The 505(b)(2) pathway provides additional flexibility to draw on existing data resources that can expedite development and approval. Cerecor plans to open INDs for two of these programs in 2019.

Additionally, Ichorion’s chemistry platform has generated a preclinical candidate for a rare mitochondrial disorder associated with high pediatric mortality. The platform utilizes a prodrug approach to overcome limitations of direct substrate replacement and the lead candidate is preparing to enter an IND-enabling program.

•                  Aligns with Cerecor’s Transformation and Innovation Strategy: Cerecor’s pipeline strategy is focused on bringing new products to market for orphan indications in the neurological and pediatric space, two areas ripe for innovative approaches to unmet medical needs. Ichorion’s pipeline programs in pediatric rare diseases will supplement Cerecor’s existing neurology pipeline including CERC-301, an ongoing clinical development program for neurogenic orthostatic hypotension, CERC-406 for Parkinson’s and other diseases, and CERC-611 for rare and more common forms of epileptic seizures. Each program in Cerecor’s pipeline takes advantage of clinical or genetic validation of the underlying mechanism-of-action.

•                  Commercial Fit: Ichorion’s pipeline aligns with Cerecor’s existing commercial efforts focused in Pediatrics. Cerecor’s Pediatric Franchise provides a leading commercial position in an established market and the platform to introduce new products that are transformational for patients. This foothold should help identify patients by increasing awareness through patient advocacy and by educating pediatric healthcare providers on solutions available for patients that can help facilitate diagnosis and treatment.

•                  Extends Cerecor’s geographic and commercial reach: The current focus of Cerecor is primarily the U.S., however the addition of the Ichorion assets and the ultra-rare nature of these disorders could provide the opportunity for expansion of the commercial and medical footprint with academic collaborators abroad.

Patrick J. Crutcher, former Chairman of the Board and President of Ichorion, along with Stephen Thomas, PhD, former Chief Scientific Officer of Ichorion, will be joining the Cerecor leadership team.  Mr. Crutcher will serve as Vice President, Business Development. Mr. Crutcher brings strategic expertise in corporate and business development, regulatory strategy, competitive intelligence, market analysis, and new business evaluation with a focus orphan drug development. He holds a BSc in Mathematics from University of Illinois and a MSc & CPhil in Statistics from UCLA.

Dr. Stephen Thomas, former Chief Scientific Officer and co-founder of Ichorion, will serve as Vice President, Head of Discovery at Cerecor, overseeing early-stage development and portfolio management of Cerecor’s R&D pipeline. Dr. Thomas has extensive experience in drug development for rare and orphan diseases, from discovery to clinical development and regulatory strategy. Dr. Thomas obtained his Ph.D. in Chemistry and Chemical Biology from Columbia University.

Mr. Crutcher commented, “Both Boards unanimously supported this acquisition based on the potential to build one of the most exciting pipelines in the orphan space while addressing significant medical needs. The strategic fit is evident and the leadership at Cerecor know how to build impactful biopharmaceutical organizations. We are truly excited to join Cerecor in their efforts to develop and commercialize therapies for patients with orphan disorders where we believe we can make an impact, particularly on children and their families.”

About Cerecor

Cerecor is a biopharmaceutical company focused on becoming a leader in the development of neurologic and pediatric therapies that make a difference in the lives of patients. The Company’s pipeline is led by CERC-301, which Cerecor is currently exploring as a novel treatment for orphan neurological indications. Cerecor is also developing two pre-clinical stage compounds, CERC-611 and CERC-406. The Company’s R&D efforts are supported by revenue from its franchise of commercial medications led by Poly-Vi-Flor® (multivitamin and fluoride supplement tablet, chewable) and Tri-Vi-Flor® (multivitamin and fluoride supplement suspension/drops). In February 2018, the Company added to its marketed product portfolio by acquiring Karbinal™ ER, AcipHex® Sprinkle™, Cefaclor for Oral Suspension, and Flexichamber™.

For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review, potential attributes and benefits of product candidates; the expansion of Cerecor’s drug portfolio; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks; Cerecor’s cash position and the potential need for it to raise additional capital; risks associated with acquisitions, including the need to quickly and successfully integrate acquired assets and personnel; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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Westwicke Partners

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